UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Revance Therapeutics, Inc.
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LETTER FROM CHAIRMAN OF THE BOARD
Dear Fellow Stockholders:
On behalf of the Board of Directors, I want to thank you for your support of Revance and for the confidence you place in this Board to oversee your interests in our company. 2020 was undoubtedly an unprecedented year as the world collectively faced the grave challenges posed by the ongoing global COVID-19 pandemic. Aside from the biggest health crisis of our time, we also saw prevalent political and social unrest unfold across our country. Navigating through the confluence of crises during the year has only furthered our commitment to improving health and wellness through innovation, ensuring the health and safety of our employees and building a sustainable enterprise for all our stakeholders, including the communities in which we serve.
2020 was a transformational year for Revance and I am privileged to share with you highlights of our outstanding performance and concrete steps the Board has taken to strengthen corporate governance to achieve greater stockholder alignment.
2020 Highlights - Embarking on Commercialization
With almost 20 years of clinical research and trials, we entered the year with the singular goal to position Revance’s aesthetics and therapeutics franchises on the path to commercialization. Despite the challenging COVID-19 environment, the Revance team came together and delivered on the critical milestones that allowed us to initiate the commercial stage of our business, all while prioritizing the health and safety of our entire organization.
This is underscored by the U.S. FDA’s acceptance of our Biologics License Application ("BLA") and target Prescription Drug User Fee Act (“PDUFA”) date for our lead product candidate, DaxibotulinumtoxinA for Injection for the treatment of glabellar lines, the establishment of our commercial infrastructure which includes a 100 plus field force team, followed by the successful launch of the RHA® Collection of dermal fillers and HintMD fintech platform. While the approval of our lead product candidate has been deferred by the FDA due to its inability to conduct a mandatory inspection of our manufacturing facility as a result of COVID-19 related travel restrictions, we are anticipating BLA approval in 2021. We also made significant progress on our therapeutics franchise during the year with positive results from our Phase 3 pivotal trial of DaxibotulinumtoxinA for Injection for the treatment of cervical dystonia.
Recognizing we are still in the early commercial stage of our business - with the fourth quarter being our first full commercial quarter – we are encouraged by our initial financial results. Revenue from the sales of the RHA® Collection of dermal fillers totaled $13.0 million for the year, and the HintMD platform exited 2020 with an annualized run rate of over $200 million in payment processing volume. In addition, our successful financing activities throughout the year resulted in a cash, cash equivalent and short-term investment balance of approximately $436.5 million at year-end, which will provide us with sufficient funding into 2024. In summary, our diligence and hard work paid off and we are well positioned to continue advancing our commercial story.
Executive Compensation
Revance’s executive compensation philosophy is to attract, motivate and retain top talent in a competitive industry and to deliver appropriate short- and long-term incentive payouts when outstanding performance results are achieved.
In the months following our lower than desired “say on pay” proposal results from the 2020 Annual Meeting of Stockholders, key members of our executive management engaged in direct, constructive dialogue with several of our large stockholders regarding our executive compensation programs and policies. Feedback from our stockholders during our comprehensive engagement efforts resulted in the following initial changes to executive compensation and related disclosure in 2020 and 2021:
•Increased Use of Performance Based Equity for NEOs. In 2021, 60% of our CEO’s target equity grants were performance based stock awards ("PSAs"), and 33% of our other named executive officer target equity grants were PSAs.
•Adopted Meaningful Stock Ownership Guidelines. We adopted stock ownership guidelines in July 2020 for all Section 16 officers and the Board. These guidelines call for the achievement and maintenance of equity ownership within 5 years from the adoption of these guidelines for the following total values: 3X base salary for the CEO; 1X base salary for all other officers and 3X annual cash retainers for independent directors.

•Implemented a Clawback Policy. Effective January 1, 2021, we adopted an executive compensation clawback policy which provides the Board with the authority to recover performance-based cash and equity incentive compensation of current and former executive officers if they engaged in fraud or willful misconduct that was a significant contributing factor to the company having to restate its financial statements.
•Enhanced Incentive Compensation Program Disclosure. Effective for fiscal year 2020 executive compensation decisions, the company is committed to providing enhanced detail regarding the incentive goals, payout opportunities and corresponding final payouts under the short- and long-term incentive programs.
As part of the Board and Compensation Committee’s thoughtful approach to human capital management, it is committed to continuing to improve the company’s executive compensation program based on company needs, market data, and stockholder feedback.
Board Structure and Composition
Turning to Board composition, we recognized the need for more diversity in the boardroom. As such, in March 2021, we appointed two new independent directors, both of whom are women with unique experiences that expand the skill set of the Board. Following these appointments, of our currently serving 11 members, seven are men and four are women. These appointments were enabled by our new director tenure policy, adopted in October 2020, which aims to increase diversity of the Board and to align Board experience with the evolution of the business. In connection with the director tenure policy, two of our long-standing directors, Dr. Phyllis Gardner and Robert Byrnes are retiring from the Board and will not stand for re-election at the 2021 Annual Meeting of Stockholders. Mr. Byrnes and Dr. Gardner have been instrumental in Revance’s success and we congratulate them for their service.
Environmental, Social, Governance ("ESG")
Consistent with stockholder feedback, we are advancing our position on ESG topics to further align with the needs of our evolving stakeholders. In 2020, Revance made a formal commitment to operating sustainably and responsibly and created an ESG working group led by our Head of Investor Relations and ESG, and consisting of representatives from various internal departments as well as an external advisor to identify and assess ESG factors that are material to our business. As a first step, we published our inaugural ESG report, which was guided by the Sustainability Accounting Standards Board framework. The report outlined our ESG and corporate citizenship priorities including: building a great culture, creating access to healthcare and leading with business ethics, compliance and strong governance. We encourage you to read the report on our website. As part of our ESG initiatives, Revance also formed a Diversity and Inclusion Committee to develop a comprehensive program to promote inclusivity and racial equality within the company and in the broader community.
The Nominating and Corporate Governance Committee oversees the company’s ESG strategy and initiatives and works with investor relations on stockholder outreach to receive feedback on our ESG programs. The Board is committed to Revance’s ESG journey and will continue to work with the management team to create long-term value for all stakeholders.
In closing, it is an honor to serve as your Chairman and, on behalf of the Board, I thank you for your continued support and investment in Revance. We look forward to your participation at our virtual annual meeting on May 5, 2021.
Very truly yours,

Angus C. Russell
Chairman of the Board of Directors
March____, 2021

Preliminary Proxy Subject to Completion
REVANCE THERAPEUTICS, INC.

1222 Demonbreun Street, Suite 1001
Nashville, Tennessee 37203

Notice of Annual Meeting of Stockholders

To Be Held On Wednesday, May 5, 2021
Dear Stockholders:
You are cordially invited to attend the Annual Meeting of Stockholders of REVANCE THERAPEUTICS, INC. (the "Company"), a Delaware corporation. Due to the COVID-19 pandemic, the meeting will be held virtually on Wednesday, May 5, 2021 at 10:00 a.m. Central Time via live audio-only webcast at www.virtualshareholdermeeting.com/RVNC2021. The meeting will be held online only and you will not be able to attend in person. You will be able to vote your shares electronically by Internet and submit questions online during the meeting by logging in to the website listed above using the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials. Online check-in will begin at 9:45 a.m. Central Time and should allow ample time for the check-in procedures.
The Annual Meeting of Stockholders is being convened for the following purposes:
(1)To elect the Board of Directors's three nominees for director to hold office until the 2024 Annual Meeting of Stockholders.
(2)To ratify the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year 2021.
(3)To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the Proxy Statement accompanying this Notice.
(4)To approve an amendment to our Amended and Restated Certificate of Incorporation (our “Charter”) to increase the number of authorized shares of our common stock from 95,000,000 to 190,000,000 shares.
(5)To conduct any other business properly brought before the meeting or any adjournment thereof.
These items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for the Annual Meeting of Stockholders is March 11, 2021. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders
to be Held on May 5, 2021 virtually via live audio-only webcast at
www.virtualshareholdermeeting.com/RVNC2021.
The Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.

By Order of the Board of Directors

Mark J. Foley
President and Chief Executive Officer
Nashville, Tennessee
March____, 2021

You are cordially invited to attend the meeting virtually. Whether or not you expect to attend the meeting virtually via live audio-only webcast, please complete, date, sign and return the proxy card sent to you, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote electronically during the meeting. Please note, however, that if your shares are held of record by a broker, or other agent and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

REVANCE THERAPEUTICS, INC.
PROXY SUMMARY
This is a summary only, and does not contain all of the information that you should consider in connection with this Proxy Statement. Please read the entire Proxy Statement carefully before voting.
Annual Meeting of the Stockholders
•Date and Time: Wednesday, May 5, 2021 at 10:00 a.m. Central Time. Online check-in will begin at 9:45 a.m. Central Time and you should allow ample time for the check-in procedures.
•Location: The meeting will be held virtually via live audio-only webcast at www.virtualshareholdermeeting.com/RVNC2021.
•Admission: To attend the meeting, you will need the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials.
•Record Date: March 11, 2021.
•Proxy Mailing Date: March____, 2021.
•Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals.
Voting Matters
Stockholders are being asked to vote on the following matters:

Items of Business	Page	Our Board’s Recommendation
1. Election of Directors	6	FOR all nominees
2. Ratification of the selection of PricewaterhouseCoopers LLP ("PwC") as Independent Registered Public Accounting Firm for Fiscal Year 2021	27	FOR
3. Approval of, on an advisory basis, the compensation of our named executive officers	29	FOR
4. Approval of an amendment to our Charter to increase the number of authorized shares of our common stock from 95,000,000 to 190,000,000 shares	30	FOR
Stockholders will also transact any other business that may properly come before the meeting.
How to Vote
You are entitled to vote at our 2021 Annual Meeting of Stockholders (the "Annual Meeting") if you were a stockholder of record at the close of business on March 11, 2021, the record date for the meeting. On the record date, there were _______ shares of our common stock outstanding and entitled to vote at the annual meeting. For more details on voting and the annual meeting logistics, refer to the “Questions and Answers” section of this proxy statement.
All references to “Revance,” “we,” “us,” “our” and “Company” in these proxy materials refer to Revance Therapeutics, Inc.

2020 Company Performance Highlights
Aesthetics
•Executed the Teoxane SA ("Teoxane") dermal filler agreement, which allowed us to gain exclusive rights to commercialize a line of hyaluronic acid dermal fillers which have been approved by the FDA for the correction of moderate to severe dynamic facial wrinkles and folds (the "RHA® Collection of dermal fillers") in the United States;
•Completed the acquisition of Hint, Inc. (d/b/a HintMD), which provided a fintech platform for aesthetic practices (the "HintMD platform") and expanded our aesthetic portfolio;
•Commercially launched the RHA® Collection of dermal fillers and HintMD platform;
•Obtained biosimilar opt-in decision by Viatris Inc. (formerly Mylan N.V.) (“Viatris”), which provided us with the opportunity to develop a biosimilar to the branded biologic product (onabotulinumtoxinA) marketed as BOTOX® (an “onabotulinumtoxinA biosimilar”), which would compete in the short-acting neuromodulator category;
•Delivered positive Phase 2 open-label study results of DaxibotulinumtoxinA for Injection in forehead lines, crow's feet, and upper facial lines; and
•Obtained Biologics License Application (“BLA”) acceptance and target Prescription Drug User Fee Act (“PDUFA”) date for DaxibotulinumtoxinA for Injection for the treatment of glabellar lines, although the U.S. Food and Drug Administration (the "FDA") deferred its action on the BLA as a result of its inability to conduct an inspection of our manufacturing facility due to COVID-19 related travel restrictions (the “FDA COVID Delay”).
Therapeutics
•Delivered positive results from the ASPEN-1 Phase 3 pivotal trial of DaxibotulinumtoxinA for Injection for the treatment of cervical dystonia; and
•Reported Phase 2 results of DaxibotulinumtoxinA for Injection for the management of plantar fasciitis.
Corporate
•Achieved stock price appreciation in 2020, resulting in a total stockholder return ("TSR") of approximately 77%;
•Expanded our organization to over 470 employees through remote on-boarding to support commercial and manufacturing infrastructure;
•Announced the relocation of our headquarters to Nashville, which was effective January 1, 2021;
•Entered into an amended supply agreement with Ajinomoto Althea, Inc. dba Ajinomoto Bio-Pharma Services, which provided us with a dual supply source of DaxibotulinumtoxinA for Injection; and
•Completed a $287.5 million private placement of convertible senior notes and raised net proceeds of $68.2 million after underwriting discounts, commissions and other offering expenses under our at-the-market offering ("ATM") program, for a total cash, cash equivalent and short-term investment balance at year-end of $436.5 million and a cash runway into 2024.
Executive Compensation Highlights
•Revised our compensation program to include performance-vesting restricted stock awards (“PSAs”). We first granted PSAs to our CEO in connection with his joining us in late 2019 and we changed our annual equity compensation program for 2020 to include PSAs for all of our other NEOs, with vesting linked to targeted business milestones and meaningful stock price appreciation goals. In 2021, we increased the portion of equity awards in the form of PSAs (60% of target value for our CEO and 33% of target value for our other NEOs), refined the performance goals and lengthened the performance period to three years for such PSAs;
•Decreased CEO’s 2020 total direct compensation (base salary, annual bonus earned and equity granted) nearly 70% from 2019 levels, which had reflected one-time new hire compensation. We made no increase to our CEO’s base salary or target bonus opportunity and granted our CEO an equity award with a grant date value that is approximately 74% less than the grant date value of his 2019 equity compensation;
•Delivered approximately 87% of our NEO’s 2020 total direct compensation, on average, to be ‘at-risk’ dependent on Company performance in the form of annual performance bonus earned and equity incentive awards granted, as reported in the Summary Compensation Table;
•Adopted meaningful stock ownership guidelines for executive officers and non-employee directors;
•Engaged with our stockholders representing approximately 49% of our common stock following our 2020 say on pay advisory vote and made direct changes to our executive compensation program where appropriate as further described below in the section “Corporate Governance—Stockholder Engagement”;
•Adopted an Executive Compensation Clawback Policy (the “Clawback Policy”) on performance-based cash and equity incentives;
•Revised our 2021 executive bonus program to include diversity and inclusion ("D&I") goals. For 2021, 10% of the corporate goals on which our 2021 executive bonuses are based require meeting goals relating to diversity in our recruiting efforts, implementing a company-wide mentoring program aimed at diversity initiatives and delivering company-wide educational forums focused on diversity;
•Structured our executive bonus opportunities to be based on key corporate objectives and we paid bonuses based solely on performance achievements. We paid 2020 bonuses below target based on 67.35% corporate goal achievement, which primarily reflected the FDA Covid Delay, and, for NEOs other than our CEO, individual performance; and
•Evaluated the impact of the COVID-19 pandemic on our executive compensation program and made adjustments. As a result of the FDA COVID Delay, it was impossible for us to achieve key goals in our annual bonus program and a portion of our PSAs that related to our BLA for DaxibotulinumtoxinA for Injection for the treatment of glabellar lines. We did not provide any discretionary payout for these BLA-related goals or our progress towards them in 2020, nor did we approve new goals with lower thresholds for payout. Instead, we are offering our NEOs an extended period of time to achieve these goals and, in the case of our PSAs, with additional performance requirements necessary for achievement.
Governance and Environmental, Social, Governance ("ESG") Highlights
•Independent, non-executive Chairman led Board of Directors of the Company (the "Board");
•Actively recruited and added five new directors to our Board since 2019;
•Adopted a 12-year director tenure policy in 2020, which is included in our Corporate Governance Guidelines;
•Continued evolution of our Board such that it is comprised of diverse and highly skilled directors that provide a range of viewpoints;
•Increased Board diversity, with four of the nine continuing directors identifying as diverse;
•Engaged Board attended 100% of Board and committee meetings in 2020;
•Expanded our Board's risk oversight by adding ESG as a Nominating and Corporate Governance Committee responsibility in 2020 and increasing oversight over cybersecurity and information security matters through the Audit Committee in 2019;
•Conducted robust annual risk assessment of executive compensation program, policies and practices;

•Engaged in robust stockholder engagement program in connection with executive compensation and ESG initiatives;
•Published inaugural ESG report detailing commitments and efforts in building strong governance and sustainability;
•Committed to Board independence with seven independent directors of the nine continuing directors, with a 100% independent Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Brand Strategy Committee and Science and Technology Committee;
•Held regular executive sessions at Board and committee meetings led by the Chairman and independent committee chairs;
•Committed to continuing to improve Board governance through annual Board and committee performance evaluations; and
•Continued to ensure Board and committees oversee the Company's annual business plan, corporate strategy, clinical development strategy and risk management.
Information About Our Directors
The Board currently consists of 11 directors. Robert Byrnes, the Chair of the Compensation Committee, and Dr. Phyllis Gardner are retiring from the Board effective immediately prior to the Annual Meeting in connection with the director tenure policy adopted by the Board in 2020. As of the date of the Annual Meeting, the Board size will be nine directors. The Nominating and Corporate Governance Committee oversaw a search process to identify two new directors in connection with the anticipated retirement of Mr. Byrnes and Dr. Gardner. In connection with that process, following a recommendation from the Nominating and Corporate Governance Committee, the Board appointed Olivia C. Ware, effective March 6, 2021, and Carey O'Connor Kolaja, effective March 1, 2021. Ms. Ware was appointed as a Class I director to serve until the Annual Meeting, and Ms. Kolaja was elected as a Class III director to serve until the 2023 Annual Meeting of Stockholders.
Ms. Ware brings deep experience in biotechnology, pharmaceutical drug development and commercialization and healthcare management. Ms. Kolaja has been a thought leader and executive in the financial services and payment industry for 25 years, helping businesses develop product strategy, optimize operations and drive growth.
The Board has re-nominated Angus C. Russell, Chairman of the Board, and Julian S. Gangolli and nominated Ms. Ware to serve until the 2024 Annual Meeting of Stockholders or until his or her successor has been duly elected and qualified or until such director’s earlier resignation, retirement or death.
We believe that our continuing directors as a group have an appropriate mix of qualifications, attributes, skills and experience. The following table and graphics provide summary information about the qualifications, attributes, skills and experience of our continuing directors.

2021 Director Nominees

Name	Age	Director Since	Independent	Current Committee Memberships*	Primary Occupations	Other Public Company Boards

Angus C. Russell	65	2014	Yes	•Compensation Committee •Nominating and Corporate Governance Committee	•Former Chief Executive Officer of Shire plc	•Mallinckrodt plc. •Lineage Cell Therapeutics, Inc. •TherapeuticsMD Inc.
Julian S. Gangolli	63	2016	Yes	•Audit Committee •Brand Strategy Committee	•Former President, North America of GW Pharmaceuticals Inc.	•Krystal Biotech, Inc. •Outlook Therapeutics, Inc.
Olivia C. Ware	64	2021	Yes	——	•Former Senior Vice President, BTK Franchise Head of Principia Biopharma Inc.	——
Continuing Directors

Name	Age	Director Since	Independent	Current Committee Memberships*	Primary Occupations	Other Public Company Boards

Mark J. Foley	54	2017	No	——	•President and Chief Executive Officer ("CEO") of Revance Therapeutics, Inc.	•Glaukos Corporation •SI-BONE, Inc.
Chris Nolet	64	2019	Yes	•Audit Committee	•Former Partner, Ernst & Young LLP	•Viela Bio, Inc. •PolarityTE, Inc.
Philip J. Vickers	60	2015	Yes	•Science and Technology Committee	•President and Chief Executive Officer of Faze Medicines	•AVROBIO, Inc.
Jill Beraud	60	2019	Yes	•Brand Strategy Committee	•Former Chief Executive Officer of Sh'nnong Beverage Company	•Levi Strauss & Co.
Carey O'Connor Kolaja	48	2021	Yes	——	•Chief Executive Officer of AU10TIX	——
Aubrey Rankin	45	2020	No	——	•President, Innovation & Technology of the Company	——
*Mr. Byrnes, the current Chair of the Compensation Committee and a member of the Audit Committee and Nominating and Corporate Governance Committee, and Dr. Gardner, a current member of the Compensation Committee and Science and Technology Committee, are retiring from the Board effective immediately prior to the Annual Meeting in connection with the director tenure policy adopted by the Board in 2020. Effective as of the date of the Annual Meeting, committee composition will change as follows: Ms. Beraud will become Chair of the Compensation Committee and Ms. Kolaja will become a member of the Compensation Committee; Dr. Vickers will become a member of the Audit Committee; Mr. Nolet and Ms. Ware will become members of the Nominating and Corporate Governance Committee; Ms. Ware will become a member of the Science and Technology Committee; and Ms. Kolaja will join the Brand Strategy Committee.

Director Backgrounds, Experience and Diversity

Age	Diversity

•40s - 2 Directors •50s - 1 Director •60s - 6 Directors	•Gender or Ethnic Diversity - 4 Directors

Independence	Tenure

•Independent - 7 Directors •Not Independent - 2 Directors	•Under 2 years - 5 Directors •2-5 years - 2 Directors •5+ years - 2 Directors

We believe our directors have an appropriate balance of knowledge, experience, attributes, skills and expertise as a group to ensure that the Board appropriately fulfills its oversight responsibilities and acts in the best interests of stockholders. Although specific qualifications for Board membership may vary from time to time, desired qualities include (A) the highest personal integrity and ethics, (B) relevant expertise upon which to be able to offer advice and guidance to management, (C) demonstrated excellence in his or her field, (D) sound business judgment, and (E) sufficient time to devote to the affairs of the Company and (F) commitment to rigorously represent the long-term interests of our stockholders. The following charts show the key skills and experience that we consider important in light of our current business structure and that our directors bring to our boardroom:

Director Skills Matrix

Senior Leadership Experience – serving in a senior leadership role at another organization and experience with human capital management
Financial and Accounting – knowledge of the financial markets, corporate finance, accounting regulations, and accounting and financial reporting processes
Biotechnology/Life Science – experience in or with the biotechnology, life sciences and/or pharmaceutical industries, including experience in the clinical development of pharmaceutical products
Commercialization – experience executing corporate commercial and/or marketing strategies and initiatives
Strategic Experience – oversight of management’s development and implementation of strategic priorities
Aesthetics Experience – experience within the medical aesthetics or beauty industry
Financial Technology Innovation – experience managing technological change and driving technological innovation relevant to the financial technology and payment processing industries
Risk Oversight and Risk Management – experience with and oversight over security and risk management
Manufacturing and Supply Chain – experience overseeing manufacturing operations or experience in supply chain management with respect to pharmaceutical products
Governance/Public Company Board Experience – experience serving on the boards of other public companies and knowledge regarding public company governance and compensation, policies and practices

A. Russell	●	●	●	●	●			●	●	●
J. Gangolli	●	●	●	●	●	●		●	●	●
O. Ware	●		●	●	●			●	●
M. Foley	●	●	●	●	●	●	●	●	●	●
C. Nolet	●	●	●		●			●		●
P. Vickers	●	●	●	●	●			●	●	●
J. Beraud	●	●		●	●	●				●
C. Kolaja	●	●		●	●		●	●
A. Rankin	●			●	●	●	●	●

QUESTIONS AND ANSWERS
ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the Internet?
We sent you the proxy notice because our Board is soliciting your proxy to vote at our Annual Meeting, including at any adjournments or postponements of the meeting. We have elected to provide access to the full proxy materials over the Internet and have provided our stockholders with instructions on how to access the proxy materials in the Notice of Internet Availability of Proxy Materials (the “Notice”) that you received.
Rules adopted by the Securities and Exchange Commission (the “SEC”) allow us to provide access to our proxy materials over the Internet. All stockholders will have the ability to access the proxy materials on the website at www.proxyvote.com, or may request a printed set of the proxy materials. Instructions on how to access the proxy materials or to request a printed copy may be found in the Notice.
We intend to mail the Notice to all stockholders of record entitled to vote at the Annual Meeting on or about March____, 2021.
How do I attend the Annual Meeting?
This year’s Annual Meeting will be held entirely online due to the public health concerns regarding the COVID-19 pandemic. You will not be able to attend the Annual Meeting in person. The meeting will be held virtually on May 5, 2021 at 10:00 a.m. Central Time via live audio-only webcast at www.virtualshareholdermeeting.com/RVNC2021. To attend the meeting, you will need the 16-digit control number included in your Notice, on your proxy card or on the instructions that accompanied your proxy materials. Online check-in will begin at 9:45 a.m. Central Time and you should allow ample time for the check-in procedures.
The virtual meeting has been designed to provide the same rights to participate as you would have at an in-person meeting. Information on how to vote by Internet before and during the Annual Meeting is discussed below.
How do I ask questions at the virtual Annual Meeting?
During the Annual Meeting, you may submit questions in the question box provided at www.virtualshareholdermeeting.com/RVNC2021. We will respond to as many inquiries at the Annual Meeting as time allows.
What if during the check-in time or during the Annual Meeting I have technical difficulties or trouble accessing the virtual meeting website?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual Annual Meeting audio-only webcast during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting website log-in page.
What if I cannot virtually attend the Annual Meeting?
You may vote your shares electronically before the meeting by Internet, by proxy or by telephone as described below. You do not need to access the Annual Meeting audio-only webcast to vote if you submitted your vote via proxy, by Internet or by telephone in advance of the Annual Meeting.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on March 11, 2021 will be entitled to vote at the Annual Meeting. On this record date, there were _______ shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name
If on March 11, 2021 your shares were registered directly in your name with our transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote by Internet before or during the Annual meeting, by telephone or by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the proxy card or vote by Internet or by telephone before the meeting to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on March 11, 2021 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. You may vote your shares by Internet during the meeting with the 16-digit control number included in the Notice, proxy card or in the other materials provided by your bank, brokerage firm or other nominee.
What am I voting on?
There are four matters scheduled for a vote:
•Election of directors;
•Ratification of the selection of PwC as independent registered public accounting firm for the fiscal year 2021;
•Approval of, on an advisory basis, the compensation of our named executive officers; and
•Approval of an amendment to our Charter to increase the number of authorized shares of our common stock from 95,000,000 to 190,000,000 shares.
What if another matter is properly brought before the meeting?
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the persons designated in the accompanying proxy intend to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” or “Withhold” for each of the nominees to the Board.
For the proposal to ratify the selection of PwC, to approve, on an advisory basis, the compensation of our named executive officers and to approve the amendment to our Charter, you may vote “For,” “Against” or abstain from voting.
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote by Internet before or during the Annual Meeting, by telephone before the Annual Meeting or by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.
•To vote using the proxy card, simply complete, sign, date and return the proxy card pursuant to the instructions on the card. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct us to.
•To vote over the telephone before the Annual Meeting, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and the 16-digit control number included in your Notice, on your proxy card or on the instructions that accompanied your proxy materials. Your telephone vote must be received by 11:59 p.m. Eastern Time on May 4, 2021 to be counted.
•To vote through the Internet before the Annual Meeting, go to www.proxyvote.com and follow the on-screen instructions. You will need the 16-digit control number included in your Notice, on your proxy card or on the instructions that accompanied your proxy materials. Your Internet vote must be received by 11:59 p.m., Eastern Time on May 4, 2021 to be counted.
•To vote through the Internet during the meeting, please visit www.virtualshareholdermeeting.com/RVNC2021 and have available the 16-digit control number included in your Notice, on your proxy card or on the instructions that accompanied your proxy materials.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker or other agent, you should have received a notice containing voting instructions from that organization rather than from Revance. Simply follow the voting instructions in the notice to ensure that your vote is counted. You may vote your shares by Internet during the meeting with the 16-digit control number included in the Notice, proxy card or in the other materials provided by your bank, brokerage firm or other nominee.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of March 11, 2021.
What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote by completing your proxy card, by telephone before the Annual Meeting, or through the Internet before or during the Annual Meeting, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of Broker or Other Agent
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. In this regard, under the rules of the New York Stock Exchange ("NYSE"), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. Under the rules and interpretations of NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Therefore, without your instructions, your broker or other agent may not vote your shares on Proposal 1 (election of directors) or Proposal 3 (advisory vote on executive compensation) which are considered to be "non-routine" matters, but may vote your shares on Proposal 2 (ratification of auditors) and Proposal 4 (amendment to our Charter to increase the authorized shares of our common stock), which are considered to be "routine" matters.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all nominees for director, “For” the ratification of the selection of PwC as independent registered public accounting firm for the fiscal year 2021, “For” the compensation of our named executive officers and "For" the amendment to our Charter to increase the authorized shares of our common stock. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. We have engaged Alliance Advisors as our proxy solicitor to help us solicit proxies for a fee of $22,500, plus reasonable out-of-pocket expense. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokers and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•You may submit another properly completed proxy card with a later date.
•You may grant a subsequent proxy by telephone or through the Internet. You will need the 16- digit control number included in your Notice, on your proxy card or on the instructions that accompanied your proxy materials.
•You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 7555 Gateway Blvd., Newark, CA 94560.
•You may virtually attend the Annual Meeting and vote by Internet by visiting www.virtualshareholdermeeting.com/RVNC2021. To attend the meeting, you will need the 16-digit control number included in your Notice, on your proxy card or on the instructions that accompanied your proxy materials. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or Internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Agent
If your shares are held by your broker or agent, you should follow the instructions provided by your broker or agent.
When are stockholder proposals and director nominations due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by November 24, 2021, to Secretary, Revance Therapeutics, Inc., 7555 Gateway Blvd., Newark, CA 94560. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, you must do so no earlier than the close of business on January 5, 2022, and no later than the close of business on February 4, 2022. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count:
•votes “For,” “Withhold” and broker non-votes for the proposal to elect directors (Proposal 1);
•votes “For,” and “Against,” abstentions and, if applicable, broker non-votes for the ratification of the auditors (Proposal 2), for the advisory vote on executive compensation (Proposal 3) and for the proposal to amend the Charter to increase the number of authorized shares of our common stock (Proposal 4);

For Proposal 1 (election of directors), withhold votes and broker non-votes have no effect and will not be counted towards the number of shares voted “For”. For Proposal 2 (ratification of auditors), abstentions (and broker non-votes, if any) will be counted towards the vote total and will have the same effect as “Against” votes. For Proposal 3 (advisory vote on executive compensation), abstentions will be counted towards the vote total and will have the same effect as “Against” votes, while broker non-votes will have no effect. For Proposal 4 (Charter amendment), abstentions (and broker non-votes, if any) will be counted towards the vote total and will have the same effect as “Against” votes.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine” under NYSE rules, the broker, bank or other such agent cannot vote the shares. These un-voted shares are counted as “broker non-votes.”
As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
How many votes are needed to approve each proposal?
Assuming that a quorum is present at the annual meeting, the following votes will be required for approval:

Proposal	Vote Required for Approval
Proposal 1	Directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, or represented by proxy at the meeting and entitled to vote generally on the election of directors.
Proposal 2	Affirmative vote of the majority of shares present in person, by remote communication or represented by proxy at the meeting and entitled to vote generally on the subject matter.
Proposal 3	Affirmative vote of the majority of shares present in person, by remote communication or represented by proxy at the meeting and entitled to vote generally on the subject matter.
Proposal 4	The affirmative vote of a majority of the outstanding shares of our common stock entitled to vote on the matter.

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding a majority of the outstanding shares entitled to vote are present at the meeting in person, by remote communication or represented by proxy. On the record date of March 11, 2021, there were _______ shares outstanding and entitled to vote. Thus, the holders of _______ shares must be present in person, by remote communication or represented by proxy at the meeting to have a quorum.
Your shares will be counted toward the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker or other agent), vote over the telephone before the Annual Meeting, vote through the Internet before the Annual Meeting, or if you virtually attend the Annual Meeting and vote by Internet during the Annual Meeting by visiting www.virtualshareholdermeeting.com/RVNC2021. Abstentions and broker non-votes will be counted toward the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person, by remote communication or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS
Our Board is divided into three classes, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
The Board currently consists of 11 directors. Mr. Byrnes, the Chair of the Compensation Committee, and Dr. Gardner are retiring from the Board effective immediately prior to the Annual Meeting in connection with the director tenure policy adopted by the Board in 2020. As of the date of the Annual Meeting, the Board size will be nine directors. There are three directors in the class whose term of office expires in 2021, Mr. Russell, Mr. Gangolli and Ms. Ware, and each of these directors are standing for re-election at the Annual Meeting. Each of Mr. Russell, Mr. Gangolli and Ms. Ware is currently a director of the Company and was nominated by the Nominating and Corporate Governance Committee. Of the three nominees, each of Mr. Russell and Mr. Gangolli has previously been elected by the stockholders, while Ms. Ware was appointed by the Board in March 2020. If elected at the Annual Meeting, each of these nominees agreed to serve until the 2024 annual meeting and until his or her successor has been duly elected and qualified, or, if sooner, until their death, resignation or removal. It is our policy to encourage directors and nominees for director to attend the Annual Meeting. All of the directors who were members of our Board at the time of the 2020 Annual Meeting attended the 2020 Annual Meeting.
Required Vote and Board Recommendation
Directors are elected by a plurality of the votes of the shares present in person, by remote communication, or represented by proxy at the meeting and entitled to vote generally on the election of directors. The three director nominees receiving the highest number of “For” votes will be elected. In tabulating the voting results for the election of directors, withhold votes and broker non-votes have no effect and will not be counted towards the number of shares voted “For”.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS
The following is a brief biography of each director nominee and each of our other continuing directors, including their respective ages as of the date of this proxy statement. Each biography includes information regarding the experience, qualifications, attributes or skills that caused our Board to determine that each applicable nominee or other current director should serve as a member of our Board. The categories of key skills are:

Senior Leadership Experience	Financial and Accounting	Biotechnology/Life Science	Commercialization	Strategic Experience

Aesthetic Experience	Financial Technology Innovation	Risk Oversight and Risk Management	Manufacturing and Supply Chain	Governance/Public Company Board Experience

2021 Director Nominees and Continuing Directors

Name	Age	Title	Class and Year Term Ending
Angus C. Russell	65	Chairman of the Board	Class I (Term Ending 2024 if elected at the Annual Meeting)
Julian S. Gangolli	63	Director	Class I (Term Ending 2024 if elected at the Annual Meeting)
Olivia C. Ware	64	Director	Class I (Term Ending 2024 if elected at the Annual Meeting)
Mark J. Foley	54	President, CEO and Director	Class II (Term Ending 2022)
Chris Nolet	64	Director	Class II (Term Ending 2022)
Philip J. Vickers	60	Director	Class II (Term Ending 2022)
Jill Beraud	60	Director	Class III (Term Ending 2023)
Carey O'Connor Kolaja	48	Director	Class III (Term Ending 2023)
Aubrey Rankin	45	President, Innovation & Technology and Director	Class III (Term Ending 2023)

Angus C. Russell has served as a director and Chairman of the Board of our Company since March 2014. Mr. Russell was Chief Executive Officer of Shire plc (“Shire”), a biopharmaceutical company focused on the development of therapies for the treatment of rare and specialty conditions, from June 2008 until April 2013, and a member of its board of directors from 1999 until 2013. From December 1999 to June 2008, Mr. Russell served as Chief Financial Officer of Shire. Prior to joining Shire, Mr. Russell served at AstraZeneca plc, a pharmaceutical and biologics company, most recently as VP of Corporate Finance. Mr. Russell has served on the board of directors at Mallinckrodt plc, a pharmaceuticals company, since August 2014, Lineage Cell Therapeutics, Inc. (formerly known as BioTime, Inc.), a biotechnology company, since December 2014 and TherapeuticsMD, Inc., a pharmaceutical company, since March 2015.

Director Qualifications: Mr. Russell was nominated for election due to his leadership experience, financial expertise, experience at multiple public pharmaceutical companies and his expertise in the development and commercialization of specialty pharmaceutical products.

Key Skills:

Former CEO of Shire plc Director Since: 2014 Committee Memberships: •Compensation Committee •Nominating and Corporate Governance Committee (Chair)

Julian S. Gangolli has served as a director since July 2016. From May 2015 to April 2019, he served as President, North America of GW Pharmaceuticals Inc., and President of Greenwich Biosciences, Inc., the U.S. subsidiary of GW Pharmaceuticals Inc., spearheading the buildout of the company's U.S. commercial infrastructure in advance of the potential launch of its lead therapeutic candidate, Epidiolex® (cannabidiol or CBD), which is in late-stage development for a number of child-onset epilepsy syndromes. Mr. Gangolli also served as a member of the board of directors of GW Pharmaceuticals Inc. from July 2015 to March 2017. Prior to joining GW Pharmaceuticals Inc., Mr. Gangolli served as President of the North American Pharmaceutical division of Allergan Inc. for 11 years. Prior to that, he served as Senior Vice President, U.S. Eye Care at Allergan. Prior to Allergan, Mr. Gangolli served in sales and marketing positions at VIVUS, Inc., Syntex Pharmaceuticals, Inc., and Ortho-Cilag Pharmaceuticals Ltd in the United Kingdom. Mr. Gangolli currently serves as a member of the board of directors of Krystal Biotech, Inc. and Outlook Therapeutics, Inc.

Director Qualifications: Mr. Gangolli was nominated for election due to his operating experience in the biopharmaceutical industry, experience at multiple public pharmaceutical companies and his expertise in the development and commercialization of aesthetic and therapeutic pharmaceutical products.

Key Skills:

Former President, North America of GW Pharmaceuticals Inc. Director Since: 2016 Committee Memberships: •Audit Committee •Brand Strategy Committee

Olivia C. Ware has served as a director of our Company since March 2021. Ms. Ware has more than 20 years of experience in pharmaceutical drug development, commercialization and healthcare management. From November 2019 to March 2021, Ms. Ware served as the Senior Vice President, BTK Franchise Head at Principia Biopharma Inc., which was acquired by Sanofi S.A. in 2020, where she was responsible for developing overall portfolio strategy for the company’s three BTKi molecules. From 2018 to 2019, Ms. Ware served as Senior Vice President, U.S. Market and Franchise Development at Proteus Digital Health, Inc. From 2011 to 2018, Ms. Ware worked in a number of public and private biopharma firms as a private consultant. From 2016 to 2017, Ms. Ware was the Chief Commercial Officer at CytRx, Inc. From 1997 to 2010, Ms. Ware worked at Genentech, Inc. in a variety of roles of increasing responsibility in commercial, team leadership and product development. During her time at Genentech, Ms. Ware played a key role in the launch of several commercial drug products, including Rituxan®, Herceptin®, Avastin® and Lucentis®, and as Head of Oncology Team Leadership was responsible for molecule, disease and platform strategic plans and oncology portfolio management. Ms. Ware holds an A.B. in Psychology from Davidson College and an M.B.A. in Finance and Marketing from the University of North Carolina at Chapel Hill.

Director Qualifications: Ms. Ware was nominated for election to our Board due to her extensive leadership experience in pharmaceutical development and commercializing drug products at multiple pharmaceutical companies.

Key Skills:

Former SVP, BTK Franchise Head at Principia Biopharma Inc.

Director Since: 2021

Committee Memberships (as of the date of the Annual Meeting):
•Nominating and Corporate Governance Committee
•Science & Technology Committee

Mark J. Foley has served as a director of our Company since September 2017, and as our President and Chief Executive Officer since October 2019. Mr. Foley has more than 25 years of operational and investment experience in the healthcare arena. Previously, Mr. Foley was Chairman, President and CEO of ZELTIQ Aesthetics, Inc. ("ZELTIQ"), a manufacturer of medical devices for cryolipolysis procedures, serving from 2012 through the company’s acquisition in 2017 by Allergan plc. Additionally, Mr. Foley served as a Managing Director at RWI Ventures, a technology and life sciences venture capital fund, from 2004 through 2018. Prior to ZELTIQ, Mr. Foley held a variety of senior operating roles in large public companies and venture-backed startups, including U.S. Surgical Corporation, Guidant Corporation, Devices for Vascular Intervention (acquired by Eli Lilly & Co.), Perclose (acquired by Abbott Laboratories) and Ventrica (acquired by Medtronic PLC) where he was the founder and CEO. Mr. Foley currently serves on the board of directors for public companies Glaukos Corp. and SI-BONE, Inc., and is a co-chair of the Aesthetics Innovation Summit. Mr. Foley received a Bachelor of Arts degree from the University of Notre Dame.
Director Qualifications: Our Board believes that Mr. Foley’s leadership experience, financial expertise, experience at multiple public pharmaceutical companies and his expertise with the development and commercialization in the aesthetics, medical device, biotechnology and financial technology industries make him qualified to serve on our Board.
Key Skills:

President and CEO of Revance Director Since: 2017

Chris Nolet has served as a director of our Company since July 2019. Mr. Nolet has more than 40 years of experience in various leadership roles in the audit services profession and in the life sciences industry. Mr. Nolet was an audit partner at Ernst & Young LLP (“EY”), a professional services firm, from November 2001 to June 2019. While at EY, he led the West EY Life Sciences Industry Group and served on both the Executive Committee and Finance Committee (Co-Chair) of the California Life Sciences Industry Association. He was also a member of the Finance & Investment Committee and Emerging Companies Section of BIO (the Biotechnology Innovation Organization). Prior to EY, Mr. Nolet was a partner at PricewaterhouseCoopers LLP from 1991 to 2001. Mr. Nolet holds a B.S. in Accounting from San Diego State University and is a Certified Public Accountant (CPA - Retired) in California. Mr. Nolet currently serves on the board of directors of Viela Bio, Inc., PolarityTE, Inc. and Ambrx Biopharma Inc.
Director Qualifications: Our Board believes that Mr. Nolet’s experience with multiple life sciences companies ranging from growing venture-capital backed startups to Fortune 100 companies, combined with his financial expertise as a former audit partner and California CPA (Retired), makes him qualified to serve on our Board.

Key Skills:

Former Partner, EY Director Since: 2019 Committee Memberships: •Audit Committee (Chair) •Nominating and Corporate Governance Committee (as of the date of the Annual Meeting)

Philip J. Vickers, Ph.D. has served as a director of our Company since February 2015. Dr. Vickers has over 25 years of experience in the pharmaceutical industry. Since January 2021, he has been serving as President and Chief Executive Officer and a member of the board of directors of Faze Medicines. From 2017 to 2021, Dr. Vickers was the Chief Executive Officer of Northern Biologics Inc. From 2011 until June 2017, Dr. Vickers served as Global Head of Research and Development and a member of the Executive Committee of Shire. Under Dr. Vickers’ leadership, Shire’s pipeline had approximately 40 programs in clinical development in the areas of Genetic Disease, GI disease, Hematology, Immunology, Neuroscience, Ophthalmology and Oncology. Prior to Shire, Dr. Vickers held positions of increasing responsibility in Research and Development at Merck & Co., Inc., Pfizer Inc., Boehringer-Ingelheim and Resolvyx Pharmaceuticals, Inc. Dr. Vickers currently serves on the board of directors of AVROBIO, Inc. Dr. Vickers obtained his Ph.D. in Biochemistry from the University of Toronto, which was followed by postdoctoral research in mechanisms of multidrug resistance in breast cancer at the National Cancer Institute in Bethesda, Maryland.
Director Qualifications: Our Board believes that Dr. Vickers' experience at multiple pharmaceutical companies and his expertise in the research, development and commercialization of pharmaceutical products make him qualified to serve on our Board.
Key Skills:

President and CEO, Faze Medicines Director Since: 2015 Committee Memberships: •Audit Committee (as of the date of the Annual Meeting) •Science and Technology Committee (Chair)

Jill Beraud has served as a director of our Company since June 2019. From August 2018 to December 2020, Ms. Beraud served as the Chief Executive Officer of Sh’nnong Beverage Company, a business creating a line of functional beverages. Ms. Beraud previously served as Chief Executive Officer of Seno Jewelry, L.L.C. (d/b/a Ippolita), a privately-held luxury jewelry company with distribution in high-end department stores, flagship and eCommerce, from October 2015 until September 2018. Prior to Ippolita, Ms. Beraud was Executive Vice President for Tiffany & Co., with responsibility for its Global Retail Operations and oversight of strategic store development and real estate from October 2014 until June 2015. Prior to Tiffany & Co., Ms. Beraud served as Chief Executive Officer of Living Proof, Inc., a privately-held company that uses advanced medical and materials technologies to create hair care and skin care products for women, from December 2011 to October 2014. Prior to Living Proof, Inc., Ms. Beraud served as President of Starbucks/Lipton Joint Ventures and Chief Marketing Officer of PepsiCo Americas Beverages from July 2009 to June 2011, and PepsiCo’s Global Chief Marketing Officer from December 2008 to July 2009. Before PepsiCo, Ms. Beraud spent 13 years at L. Brands, Inc. (formerly known as Limited Brands, Inc.) in various roles, including Chief Marketing Officer of Victoria’s Secret and Executive Vice President of Marketing for its broader portfolio of specialty brands, including Bath & Body Works, C.O. Bigelow, Express, Henri Bendel and Limited Stores. Ms. Beraud currently serves on the board of directors of Levi Strauss & Co. Ms. Beraud served on the board of directors of New York & Company, Inc. (now known as RTW Retailwinds, Inc.) from May 2011 to June 2015.
Director Qualifications: Our Board believes that Ms. Beraud's extensive marketing and consumer branding experience, as well as her extensive managerial and operational knowledge make her qualified to serve on our Board.
Key Skills:

Former CEO of Sh'nnong Beverage Company Director Since: 2019 Committee Memberships: •Brand Strategy Committee (Chair) •Compensation Committee (as of the date of the Annual Meeting)

Carey O'Connor Kolaja has served as a director of our Company since March 2021. Ms. Kolaja has 25 years of experience in the financial technology and payments industries. Since October 2020, Ms. Kolaja has served as the Chief Executive Officer of AU10TIX, a global ID verification and authentication platform. She initially joined AU10TIX in May 2019 as President and Chief Operating Officer. From November 2015 to April 2019, Ms. Kolaja served as the Global Chief Product Officer of Citi Fintech at Citigroup Inc. From November 2003 to October 2015, Ms. Kolaja served in various leadership capacities at PayPal Holdings, Inc., including as Vice President, Global Consumer Products. During her time at Paypal, Ms. Kolaja led international teams to design, deploy, and operate global fintech and payments products. Ms. Kolaja holds a B.S. in Business from Indiana University Bloomington and is a graduate of the executive program of Stanford University.
Director Qualifications: Our Board believes that Ms. Kolaja’s leadership experience in the financial technology and payment industries and in product development and business strategy makes her qualified to serve on our Board.
Key Skills:

CEO of AU10TIX Director Since: 2021 Committee Memberships (as of the date of the Annual Meeting): •Compensation Committee •Science and Technology Committee

Aubrey Rankin has served as a director of our Company and as the President, Innovation & Technology since 2020. Mr. Rankin is one of the founders of HintMD and served as Chief Executive Officer and a member of HintMD's board of directors from its inception in September 2015 to July of 2020 when it was acquired by the Company. Our Board appointed Mr. Rankin as our President, Innovation & Technology, and as a director of our Company in connection with the acquisition of HintMD. Mr. Rankin previously served as the Vice President, Asia-Pacific, of ZELTIQ, from August 2013 to August 2015. Prior to that, he served as Managing Director, International, of Solta Medical, Inc., a manufacturer for energy-based medical device systems for aesthetic applications, from December 2010 to August 2013, and as Director, M&A Advisory Services, at PwC from March 2006 to December 2010. Mr. Rankin holds an M.B.A. in Finance and Management from Strayer University – Maryland, and a Bachelor of Science degree from Stellenbosch University.
Director Qualifications: Our Board believes that Mr. Rankin's experience leading HintMD and his extensive knowledge and experience in the financial technology and aesthetics industries make him qualified to serve on our Board.
Key Skills:

President, Innovation and Technology, Revance Director Since: 2020

BOARD MATTERS
Independence of the Board
As required under Nasdaq listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with the Company's counsel to ensure that the Board's determinations are consistent with relevant securities and other laws and regulations regarding the definition of "independent," including those set forth in the pertinent listing standards of Nasdaq, as in effect from time to time. Consistent with these considerations, after review of all relevant identified transactions and relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that all of our directors except for Mr. Foley, our President and CEO, and Mr. Rankin, our President of Innovation & Technology, representing seven of our nine continuing directors, are “independent directors” within the meaning of the applicable Nasdaq listing standards. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.
Board Leadership Structure
Our Board has an independent chair (the “Board Chair”), Mr. Russell, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chair has substantial ability to shape the work of the Board. The Company believes that separation of the positions of Board Chair and CEO reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Board Chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, we believe that having an independent Board Chair can enhance the effectiveness of the Board as a whole.
Role of the Board in Risk Oversight
One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. In addition, our Audit Committee has the responsibility to consider the adequacy and effectiveness of our information security policies and practices and the internal controls regarding information security, including those concerning data privacy, cybersecurity and backup of information systems. Our Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our ESG strategy and corporate governance policies, including whether they are successful in preventing illegal or improper liability-creating conduct, and stockholder engagement. Our Compensation Committee reviews and approves executive officer compensation and its alignment with the Company's business and strategic plans and assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.
In 2020, the Board’s oversight of corporate strategy increased following the onset of the COVID-19 pandemic. The Board assessed the impact of the COVID-19 pandemic on all aspects of our business, in particular financial impacts, the effect of the pandemic on the agencies that regulate our business, including the FDA, measures taken to protect the health and safety of the Company’s employees, the continued operations of our clinical development programs and manufacturing function and the Company’s business continuity strategy. The Board applied this knowledge to provide advice and oversight to management as it worked toward the development of a strategy to mitigate the immediate and potential long-term impacts of the pandemic, protect the health of the Company and its employees and continue to execute on our strategic objectives and deliver value to our stockholders. Management provided regular updates to the Board and its committees regarding the progress on this strategy.

Meetings of the Board
The Board met seven times during 2020. All directors attended 100% of the aggregate number of meetings of the Board and of the committees on which they served during 2020.
Information Regarding Committees of the Board
The Board has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, a Science and Technology Committee and a Brand Strategy Committee. The following table provides membership information for each of the Board committees as of December 31, 2020:

Name(1)	Audit	Compensation	Nominating and Corporate Governance	Science and Technology	Brand Strategy
Jill Beraud					X*
Robert Byrnes	X	X*	X
Julian S. Gangolli	X				X
Phyllis Gardner, M.D.		X		X
Chris Nolet	X*
Angus C. Russell		X	X*
Philip J. Vickers, Ph.D.				X*
Meetings	4	5	1	4	4
* Committee Chairperson
(1)Mr. Byrnes, the current Chair of the Compensation Committee and a member of the Audit Committee and Nominating and Corporate Governance Committee, and Dr. Gardner, a current member of the Compensation Committee and Science and Technology Committee, are retiring from the Board effective immediately prior to the Annual Meeting in connection with the director tenure policy adopted by the Board in 2020. Effective as of the Annual Meeting, committee composition will change as follows: Ms. Beraud will become Chair of the Compensation Committee and Ms. Kolaja will become a member of the Compensation Committee; Dr. Vickers will become a member of the Audit Committee; Mr. Nolet and Ms. Ware will become members of the Nominating and Corporate Governance Committee; Ms. Ware will become a member of the Science and Technology Committee; and Ms. Kolaja will join the Brand Strategy Committee.
Below is a description of each standing committee of the Board.
Audit Committee
The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), to oversee our corporate accounting and financial reporting processes and audits of its consolidated financial statements. The principal duties and responsibilities of our Audit Committee include:
•appointing and retaining an independent registered public accounting firm to serve as independent auditor to audit our consolidated financial statements, overseeing the independent auditor’s work and determining the independent auditor’s compensation;
•approving in advance all audit services and non-audit services to be provided to us by our independent auditor;
•establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, auditing or compliance matters, as well as for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;
•reviewing and discussing with management and our independent auditor the results of the annual audit and the independent auditor’s review of our quarterly condensed consolidated financial statements;
•conferring with management and our independent auditor about the scope, adequacy and effectiveness of our internal accounting controls, the objectivity of our financial reporting and our accounting policies and practices;

•reviewing and discussing with management and, as appropriate, the independent auditor, the Company’s guidelines and policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps taken by management to monitor and control these exposures and the adequacy and effectiveness of the Company’s information security policies and practices and the internal controls regarding information security, including those concerning data privacy, cybersecurity and backup of information systems; and
•reviewing and assessing, at least annually, the performance of the Audit Committee and the adequacy of its charter.
The Audit Committee is currently composed of three directors: Mr. Nolet, Mr. Byrnes and Mr. Gangolli, with Mr. Nolet serving as chair of the committee. Effective as of the Annual Meeting, Mr. Vickers will become a member of the Audit Committee. The Board has adopted a written Audit Committee charter that is available to stockholders on our website at www.revance.com.
Our Board has determined that all current members of our Audit Committee satisfy the independence requirements under Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act. Each member of the Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our Board has determined that Mr. Nolet is an “audit committee financial expert” within the meaning of the SEC regulations. Our Board has determined that the composition of our Audit Committee meets the criteria for independence under, and the functioning of our Audit Committee complies with, the applicable requirements of the Nasdaq listing rules and SEC rules and regulations. We intend to continue to evaluate the requirements applicable to us and comply with future requirements to the extent that they become applicable to our Audit Committee.
Report of the Audit Committee of the Board
The Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2020 with our management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the "PCAOB") and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 25, 2021.
The foregoing report has been furnished by the Audit Committee.
Mr. Chris Nolet
Mr. Robert Byrnes
Mr. Julian S. Gangolli
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Compensation Committee
The Compensation Committee acts on behalf of the Board to review, recommend for adoption and oversee our compensation strategy, policies, plans and programs, including:
•establishment of corporate and individual performance objectives relevant to the compensation of our executive officers and other senior management and evaluation of performance in light of these stated objectives;

•review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of our CEO and other executive officers;
•administration of our equity compensation plans, deferred compensation plans and other similar plans and programs;
•assisting the Board in its oversight of the development, implementation and effectiveness of the Company’s policies and strategies relating to its human capital management function, including, but not limited to, those policies and strategies regarding recruiting, retention, career development and progression, diversity and employment practices;
•overseeing engagement with stockholders and proxy advisory firms on executive compensation matters; and
•reviewing and assessing, at least annually, the performance of the Compensation Committee and the adequacy of its charter.
The Compensation Committee is currently composed of three directors: Mr. Byrnes, Dr. Gardner and Mr. Russell, with Mr. Byrnes serving as chair of the committee. Effective as of the Annual Meeting, Ms. Beraud will become the Chair and Ms. Kolaja will join the Compensation Committee as a member. All members of our Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards). The Board has adopted a written Compensation Committee charter that is available to stockholders on our website at www.revance.com.
Compensation Committee Processes and Procedures
Typically, the Compensation Committee meets at least four times annually and with greater frequency if necessary. The agenda for each meeting is developed by the chair of the Compensation Committee. The Compensation Committee meets regularly in executive session. In addition, members of management and other employees as well as outside advisors or consultants are regularly invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. See "Compensation Discussion and Analysis" for further information. The CEO may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at our expense, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of CEO, senior executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any advisor be independent.
The Compensation Committee has retained Radford, part of the Rewards Solutions practice at Aon plc (“Radford”), as its independent compensation consultant. The Compensation Committee requested that Radford:
•evaluate the efficacy of our existing compensation strategy and practices in supporting and reinforcing our long-term strategic goals; and
•assist in refining our compensation strategy and in developing and implementing an executive compensation program to execute that strategy.
In addition, as part of its engagement, our Compensation Committee requested that Radford develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Although our Board and Compensation Committee consider the advice and recommendations of Radford as it relates to our executive compensation program, the Board and Compensation Committee ultimately make their own decisions about these matters. See "Compensation Discussion and Analysis" for further information.

Compensation Committee Interlocks and Insider Participation
As noted above, during the year ended December 31, 2020, Mr. Byrnes, Dr. Gardner and Mr. Russell served on the Compensation Committee, with Mr. Byrnes serving as its chair. None of Mr. Byrnes, Dr. Gardner or Mr. Russell is currently or has been at any time one of our employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee makes recommendations regarding corporate governance, the composition of our Board, identification, evaluation and nomination of director candidates and the structure and composition of committees of our Board and has oversight responsibility for ESG matters. The Nominating and Corporate Governance Committee has the following responsibilities, among other things, as set forth in the Nominating and Corporate Governance Committee’s charter:
•identifying, evaluating, nominating and recommending individuals for membership on our Board;
•reviewing and evaluating director performance on our Board and its applicable committees, and recommending to our Board and management areas for improvement;
•reviewing and recommending to our Board any amendments to our corporate governance policies;
•overseeing and recommending to the Board the Company’s corporate social responsibility and sustainability initiatives, policies and procedures;
•reviewing and recommending to the Board the selection of the chair and membership of each Board committee;
•overseeing and reviewing our processes and procedures to provide information to our Board and its committees;
•reviewing and recommending to the Board compensation paid to the non-employee directors for their Board and Board committee service;
•reviewing annually with the CEO and other key members of management plans for succession to the offices of our executive officers and recommending to the Board the selection of individuals to succeed to these positions;
•reviewing and assessing, at least annually, the performance of the Nominating and Corporate Governance Committee and the adequacy of its charter.
The Nominating and Corporate Governance Committee is currently composed of two directors: Mr. Russell and Mr. Byrnes, with Mr. Russell serving as the chair of the committee. Effective as of the date of the Annual Meeting, the committee size will expand to three, and Mr. Nolet and Ms. Ware will join the Nominating and Corporate Governance Committee. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on our website at www.revance.com.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. Please see "Proxy Summary—Information About Directors—Director Backgrounds, Experience and Diversity" for a description of key skills, experience, and attributes that we consider important in light of our current business and structure and that our directors bring to our boardroom. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The committee also will also consider the results of the Board’s self-evaluation, conducted annually on a group and individual basis.
In the case of new director candidates, the Nominating and Corporate Governance Committee uses its network of contacts and of the Board and management to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Revance Therapeutics, Inc., 7555 Gateway Blvd., Newark, CA 94560, not later than November 24, 2021, to be considered for inclusion in next year’s proxy materials, and not later than February 4, 2022, nor earlier than January 5, 2022, to be considered timely for purposes of the advance notice provisions set forth in the Company’s bylaws. Submissions must include the name, age, business address and residence address of such nominee, the principal occupation or employment of such nominee, the class and number of shares of each class of our capital stock which are owned of record and beneficially by such nominee, the date or dates on which such shares were acquired and the investment intent of such acquisition, a statement whether such nominee, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election or reelection at the next meeting at which such person would face election or re-election, an irrevocable resignation effective upon acceptance of such resignation by the Board, and such other information requirements set forth in the Company's bylaws. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
Science and Technology Committee
The principal duties and responsibilities of our Science and Technology Committee include:
•reviewing and advising the Board on the overall strategy, direction and effectiveness of our research and development programs and related investments, and our progress on achieving our long-term strategic research and development goals and objectives;
•identifying and providing the Board with the committee’s views on emerging science and technology issues and trends which are relevant to us and in alignment with our strategy and on areas that are important to the success of our research and development activities;
•reviewing and making recommendations to the Board and management with respect to our clinical pipeline;

•assessing and advising the Board, from time to time, on the committee’s view of the overall quality and expertise of medical and scientific talent in our research and development organization;
•assessing and advising the Board, from time to time, on the committee’s view of the quality and competitiveness of our research and development programs and technology initiatives from a scientific perspective, including associated risk profile;
•for any major external investments in research and development that require approval of the Board, assessing those opportunities and advising the Board of the committee’s view on the scientific, technical, and/or medical merit of the opportunity; and
•reviewing and assessing the committee’s own performance and the adequacy of its charter.
The Science and Technology Committee is currently composed of two directors: Dr. Vickers and Dr. Gardner, with Dr. Vickers serving as chair of the committee. Effective as of the Annual Meeting, Ms. Ware will join the Science and Technology Committee. The Board has adopted a Science and Technology Committee charter that is available to stockholders on our website at www.revance.com.
Brand Strategy Committee
The principal duties and responsibilities of our Brand Strategy Committee include:
•reviewing and advising the Board on overall strategy, direction and effectiveness of our brand and marketing plans and strategies, and its role in achieving our long-term goals and objectives;
•identifying and providing the Board with the committee’s views on marketing and branding developments and trends that are relevant to the Company and in alignment with the Company’s strategy and success of the Company’s product commercialization and sales;
•assessing and advising the Board, from time to time, on the committee’s view of the quality, expertise recruitment and retention of sales and marketing personnel in our commercial organization;
•advising the Board with respect to collaborations with physicians and influencers, and participation in other programs to enhance the Company’s value proposition and visibility of its products in the marketplace;
•reviewing and assessing the committee’s own performance and the adequacy of its charter.
The Brand Strategy Committee is currently composed of two directors: Ms. Beraud and Mr. Gangolli, with Ms. Beraud serving as chair of the committee. Ms. Kolaja will also be added as an additional member to the Brand Strategy Committee effective as of the date of the Annual Meeting. The Board has adopted a written Brand Strategy Committee charter that is available to stockholders on our website at www.revance.com.

CORPORATE GOVERNANCE
The Board, as well as management, is committed to responsible corporate governance to ensure that we are managed for the benefit of our stockholders. To that end, the Board and management regularly review and update our corporate governance policies and practices, as appropriate and based on feedback received during stockholder engagement, and, when required, make changes to such policies and practices as mandated by the Sarbanes-Oxley Act, the Dodd-Frank Act, other SEC rules and regulations and the Nasdaq listing standards.
Stockholder Engagement
At our 2020 Annual Meeting of Stockholders, we held our second "say on pay" advisory vote. Our stockholders approved, on an advisory basis, the compensation of our named executive officers, as disclosed in our 2020 proxy statement. The proposal was supported by approximately 52% of the total votes cast. This level of support was a significant decline from our first advisory vote in 2019, in which approximately 92% of votes were cast in favor of the program. Our Compensation Committee felt it was essential to understand the change in the level of support and engage in dialog with our stockholders regarding our compensation program. As a result, we reached out to our largest stockholders representing approximately 76% of our outstanding common stock to gain a better understanding of their views regarding our executive compensation program as well as other governance and sustainability matters. Since our 2020 Annual Meeting of Stockholders, members of our executive management team held informative discussions with stockholders representing approximately 49% of our outstanding common stock, excluding shares held by directors and executive officers. Stockholders’ feedback was regularly reviewed by the Compensation Committee, the Nominating and Corporate Governance Committee and the management team.
As a result of the feedback we received from our stockholders, we made a number of enhancements to our executive compensation program and related disclosures, with emphasis on increasing the amount of pay tied directly to Company performance. Please see "Compensation Discussion and Analysis—Executive Compensation Policies and Practices—Results of 2020 Say-on-Pay Vote, Stockholder Outreach and Response" for additional information. In addition, in response to stockholders’ feedback on our sustainability, we issued our first ESG report, which detailed our commitments and efforts to building strong corporate governance and operating sustainably and responsibly. Please see "—ESG Initiatives" below for additional information.
Our Compensation Committee will continue to evaluate our executive compensation program going forward in light of our stockholders views and our transforming business needs. Our Compensation Committee will continue to consider the outcome of our "say on pay" votes and our stockholders' views when making future compensation decisions for our NEOs. As part of our commitment to building strong corporate governance, we will continue to seek input from our stockholders on a variety of corporate governance and sustainability topics and other issues that may impact our business or reputation.
The Company’s stockholders may communicate with the Board or any of its directors, through the “Contact Revance” page on our website at www.revance.com. These communications will be received and reviewed by our Senior Vice President, General Counsel & Corporate Secretary, who will determine whether the communication should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications). All communications directed to the Audit Committee in accordance with the Company’s Whistleblower Policy are sent directly to the Chair of the Audit Committee and our Senior Vice President, General Counsel & Corporate Secretary.
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines set forth the practices the Board follows with respect to board composition and selection, board responsibilities, board meetings and involvement of senior management, CEO performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at www.revance.com.

Director Tenure
The Board considers the historical and institutional knowledge that longer-tenured directors possess to be important to an appropriately balanced Board. Directors who have served on the Board for an extended period of time are able to provide continuity and valuable insight into the Company, its operations and prospects based on their experience with, and understanding of, the Company’s history, policies and objectives. The Board also appreciates the value of thoughtful Board refreshment, and regularly identifies and considers qualities, skills and other director attributes that’s would enhance the composition of the Board. In light of the value the Board places on having a mix of long and short tenured directors, in 2020, the Board adopted a director tenure policy. The Board does not believe it should limit the number of terms for which an individual may serve as a director. However, directors reaching 12 years of service will be evaluated by the full Board with the expectation of stepping down to either increase diversity of the Board and/or better align Board composition with business and organizational changes of the Company. However, a majority vote of the independent directors, can be used to extend the service of a 12-year director. If a 12-year director’s term is extended, they will be evaluated again at the end of that next term with the expectation that they will step down. Board members that step down will continue to provide service until a suitable replacement is found by the Nominating and Corporate Governance Committee and fully ratified by the Board.
In connection with the director tenure policy, Mr. Byrnes and Dr. Gardner will retire from the Board effective immediately prior to the Annual Meeting. Five of our nine continuing directors were newly nominated and appointed to the Board from 2019-2021. If each independent director nominee is elected to the Board, after the Annual Meeting, our independent directors will have served an average of approximately 3 years on the Board. Overall, our Board, including both independent and employee directors will have an average tenure of approximately 3 years. We believe the composition of our Board reflects a diversity of perspectives and is aligned with the strategic direction of the Company.
Code of Business Conduct and Ethics
The Board has adopted a Code of Business Conduct and Ethics (the "Code of Conduct") that applies to all officers, directors, employees and consultants. The Code of Conduct addresses, among other things, ethical principles, insider trading, conflicts of interest, compliance with laws, financial integrity and public reporting, fair dealing, gifts and entertainment, proper use of Company assets and confidentiality. The Code of Conduct is available on our website at www.revance.com. If we make any substantive amendments to the Code of Conduct or grant any waiver from a provision of the Code of Conduct to any executive officer or director, we will disclose the nature of the amendment on our website, by filing a current report on Form 8-K with the SEC within four business days of such amendment, or in a manner otherwise permitted by applicable law.
Committee Charters
See “Board Matters—Information Regarding Committees of the Board” for a description of the Board’s delegation of authority and responsibilities to the five standing committees.
Hedging Policy
As part of our Insider Trading and Trading Window Policy ("Insider Trading Policy"), we require that all of our employees and directors limit their transactions in our stock to defined time periods, subject to certain exceptions. We also require that directors and certain designated employees notify, and receive approval from, our Controller, Chief Financial Officer or CEO prior to engaging in transactions in our stock and observe other restrictions designed to minimize the risk of apparent or actual insider trading. These restrictions apply to any entities or family members whose trading activities are controlled or influenced by any director or employee.
Further, our Insider Trading Policy prohibits our employees and directors from engaging in short sales, transactions in put or call options, hedging transactions, margin accounts, pledges, or other inherently speculative transactions with respect to our stock at any time.
Stock Ownership Guidelines
For a description of our stock ownership guidelines, please see "Compensation Discussion & Analysis—Other Features of our Executive Compensation Program—Agreements with our NEOs—Stock Ownership Guidelines."

ESG Initiatives
We believe ESG is core to every aspect of our business and key to building long-term value for all our stakeholders. Since we entered the commercial stage of our business in 2020, our commitment to corporate responsibility and sustainability has never been greater. In January 2021, we published our inaugural ESG report, which was guided by the SASB framework, to provide insights into our approach on ESG and to meet the needs of our stockholders and other vested parties evaluating the sustainability and future success of our Company.
Our ESG initiatives are shaped by our values and our promises to our stakeholders, with the aim to further increase our positive impact in the world through our people, products and services. The Nominating and Corporate Governance Committee oversees the Company’s ESG strategy and initiatives and works with investor relations on stockholder outreach to receive feedback on our corporate governance, ESG and executive compensation programs.
Our Values

SPEED If there is a way to do better, we find it fast. We simplify, innovate, and implement fast. We embrace the speed of decision-making.	AUDACITY We think big. We create futures designed to disrupt the marketplace. We are willing to take bold action to create our vision.

GRIT Perseverance, determination, and persistence. We thrive on challenging tasks and always aim to do the right thing. Obstacles do not get in the way of our success.	EMPATHY We listen in ways that create understanding. By assuming positive intent and offering support, we respect others, encourage collaboration and foster inclusiveness.

Our Promises
•Commitment to Physicians and Their Patients - health care providers and their patients demand something significantly better, and we are committed to delivering that;
•Commitment to Employees - we provide an inclusive, rewarding and engaging environment for employees to develop professionally and contribute to our success; and
•Commitment to Stockholders - we strive to scale our business to provide superior returns to our investors.

Our key ESG priorities and the progress we have made to date are outlined below:

Priorities	Key Progress to Date
Leading with business ethics and compliance Commitments to strong corporate governance, a comprehensive compliance program and ethical competitive business practices
•Enhanced board composition, diversity and refreshment, executive compensation and Board risk oversight. See "Proxy Summary—Governance and ESG Highlights" for additional details.
•Enhanced transparency through disclosures in our ESG report on compliance, clinical development, and business ethics

Building a great culture
Commitments to a safe, healthy and secure work environment, training and supporting employees, being an equal opportunity employer, D&I, fair compensation and social responsibility

•Formed D&I committee, comprised of employees and led by our Senior Vice President, General Counsel & Corporate Secretary, with the mission to foster diversity, equality and belonging at our workplace
•Tied a portion of 2021 executive bonus program to achieving D&I goals
•Enhanced employee engagement, social responsibility and corporate citizenship through Company activities and community events
•Recognized as a Great Place to Work® for the third consecutive year in 2020
•Enhanced transparency through disclosures in our ESG report on the Company’s environmental impact as well as its commitment to a safe and healthy work environment
•Improved training and development opportunities for all employees, with an emphasis on driving D&I throughout the organization’s activities related to attraction, retention and development

Solving unmet patient needs with innovation Commitments to developing innovative, safe and effective drug products to address unmet patient needs in aesthetics and therapeutics categories
•Progressed aesthetics and therapeutics pipeline with efficacy, safety and duration results from a Phase 2 study of DaxibotulinumtoxinA for Injection in upper facial lines, the ASPEN-1 Phase 3 trial of DaxibotulinumtoxinA for Injection in cervical dystonia and the JUNIPER Phase 2 trial of DaxibotulinumtoxinA for Injection in adult upper limb spasticity
•Launched the RHA® Collection of dermal fillers, the first and only range of FDA-approved fillers for correction of dynamic facial wrinkles and folds

NON-EMPLOYEE DIRECTOR COMPENSATION
2020 Non-Employee Director Compensation Policy
Our non-employee director compensation policy is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders.
Under our non-employee director compensation policy, we pay each of our non-employee directors a cash retainer for service on the Board and for service on each committee on which the director is a member. The Board Chair and chair of each committee receives an additional retainer for such service. These retainers are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment will be prorated for any portion of such quarter that the director is not serving on our Board.
Our non-employee director compensation policy provides for an initial grant of options to purchase shares of our common stock and restricted stock awards ("RSAs") to new directors upon their joining the Board. In addition, at the date of each annual meeting of stockholders, each then-serving non-employee director receives a grant of options to purchase shares of our common stock and RSAs. The exercise price of these options will equal the fair market value of our common stock on the date of grant, and these options will vest on the one-year anniversary of the grant date, subject to the director’s continued service as a director. The RSAs granted pursuant to the non-employee director compensation policy will vest on the one year anniversary of the grant date, subject to the director’s continued service as a director.
Our Board reviews our non-employee director compensation policy at least annually and considers market data provided by Radford as a reference point when making adjustments to our annual compensation levels for our non-employee directors. The Board amended our non-employee director compensation policy in December 2019 and February 2021, as described below:
•Upon recommendation and review performed by Radford of non-employee director compensation in comparison to our industry peer group based on our market capitalization, stage of development and size of company, our non-employee director compensation policy was amended by the Board in December 2019, effective as of January 1, 2020, to provide for (i) an increase in the cash retainer payable for service on the Board, for service on certain committees of the Board and for service as chair of certain committees of the Board and (ii) an increase in the number of options to purchase shares of our common stock and RSAs granted to each then-serving non-employee director at the date of each annual meeting of stockholders. The adjustments to the cash retainers and equity grants were designed to bring the policy in line with the 50th percentile of our 2020 peer group.
•Upon recommendation and review performed by Radford of non-employee director compensation in comparison to our industry peer group based on our market capitalization, revenue, stage of development and size of company, our non-employee director compensation policy was amended by the Board in February 2021, effective as of January 1, 2021, to (i) provide for an increase in the cash retainer payable for service on the Board, for service on certain committees of the Board and for service as chair of certain committees of the Board and (ii) provide that the number of options to purchase shares of our common stock and RSAs granted (A) to each then-serving non-employee director at the date of each annual meeting of stockholders and (B) to new directors upon their joining the Board shall be determined based on a total dollar value attributed to such grants on their date of grant in reference to the fair market value of our common stock instead of being determined by reference to a fixed number of options to purchase shares of our common stock and RSAs. The adjustments to the chair and committee member cash retainers were designed to provide equitable compensation levels to committee chairs and members commensurate with the responsibilities of each committee.
Cash Compensation
The following table describes the annual cash compensation applicable to each role performed by non-employee directors as outlined in our non-employee director compensation policy in effect for the fiscal year ended December 31, 2020, and applicable to each role effective January 1, 2021.

	2020		2021
	Member Annual Service Retainer	Chairperson Additional Annual Service Retainer	Member Annual Service Retainer	Chairperson Additional Annual Service Retainer
Board of Directors	$42,000	$36,000	$50,000	$36,000
Audit Committee	$10,000	$10,000	$10,000	$10,000
Compensation Committee	$7,500	$7,500	$7,500	$7,500
Nominating and Corporate Governance Committee	$5,000	$5,000	$7,500	$7,500
Science and Technology Committee	$6,000	$6,500	$7,500	$7,500
Brand Strategy Committee	$6,000	$6,500	$7,500	$7,500
Equity Compensation
The following table describes the equity component of non-employee director compensation as outlined in our non-employee director compensation policy in effect for the fiscal year ended December 31, 2020:

2020
Number of Shares Subject to Award
Initial stock option grant for new Board members	20,000
Initial RSA grant for new Board members	10,000
Annual stock option grant for then-serving non-employee directors at each annual meeting of stockholders	12,000
Annual RSA grant for then-serving non-employee directors at each annual meeting of stockholders	6,000

Effective January 1, 2021, our non-employee director compensation plan was amended to provide that (i) the initial equity grant for new Board members shall consist of 50% stock options and 50% RSAs, with the total value of the equity grant equal to $350,000 and (ii) the annual equity grant for then-serving non-employee directors at each annual meeting of stockholders shall consist of 50% stock options and 50% RSAs, with the total value of the equity grant equal to $225,000, pro-rated for then-serving non-employee directors who have served on the Board for less than a full year.
Expense Reimbursement
Directors have been and will continue to be reimbursed for expenses directly related to their activities as directors, including attendance at board and committee meetings. Directors are also entitled to the protection provided by their indemnification agreements and the indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws.
2020 Director Compensation Table
The compensation provided to our non-employee directors in 2020 is enumerated in the table below. The table excludes Mark J. Foley, our President and CEO, and Aubrey Rankin, our President of Innovation and Technology, both of whom served as executive officers in 2020. Neither Mr. Foley nor Mr. Rankin received any compensation for serving as a director in 2020.

The following table sets forth the compensation of our non-employee directors for the year ended December 31, 2020:

Name	Fees Earned ($)	Stock Awards ($)(1)	Option Awards ($)(1)		Total ($)
Jill Beraud	$54,500	$116,400	$123,967	(2)	$294,867
Robert Byrnes	$72,000	$116,400	$123,967	(3)	$312,367
Julian S. Gangolli	$58,000	$116,400	$123,967	(4)	$298,367
Phyllis Gardner, M.D.	$55,500	$116,400	$123,967	(5)	$295,867
Chris Nolet	$62,000	$116,400	$123,967	(6)	$302,367
Angus C. Russell	$93,500	$116,400	$123,967	(7)	$333,867
Philip J. Vickers, Ph.D.	$54,500	$116,400	$123,967	(8)	$294,867

(1)The dollar amounts in this column represent the grant date fair value of the stock options and RSAs granted during 2020. These amounts have been calculated in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 718, Compensation – Stock Compensation, and, with respect to stock options, using the Black-Scholes option-pricing model. For a discussion of valuation assumptions, see Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, filed on February 25, 2021. These amounts do not necessarily correspond to the actual value that may be recognized from the stock options and RSAs by the applicable directors.
(2)As of December 31, 2020, Ms. Beraud held options to purchase 30,000 shares our common stock and RSAs of 6,000 shares.
(3)As of December 31, 2020, Mr. Byrnes held options to purchase 80,333 shares of our common stock and RSAs of 6,000 shares.
(4)As of December 31, 2020, Mr. Gangolli held options to purchase 51,000 shares of our common stock and RSAs of 6,000 shares.
(5)As of December 31, 2020, Dr. Gardner held options to purchase 57,000 shares of our common stock and RSAs of 6,000 shares.
(6)As of December 31, 2020, Mr. Nolet held options to purchase 30,000 shares our common stock and RSAs of 6,000 shares.
(7)As of December 31, 2020, Mr. Russell held options to purchase 67,000 shares of our common stock and RSAs of 6,000 shares.
(8)As of December 31, 2020, Dr. Vickers held options to purchase 67,000 shares of our common stock and RSAs of 6,000 shares.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2021 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Representatives of PwC are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of PwC as our independent registered public accounting firm. However, the Board is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in best interests of the Company and its stockholders.
Principal Accountant Fees and Services
The following table presents the aggregate fees billed to the Company by PwC for the years ended December 31, 2020 and 2019.

	Year Ended December 31,
	2020	2019
Audit Fees (1)	$2,226,500	$1,296,600
Audit Related Fees (2)	365,900	300,000
Tax Fees (3)	25,668	—
All Other Fees (4)	900	5,000
Total	$2,618,968	$1,601,600
(1)Audit Fees consist of professional services rendered in connection with the audit of our consolidated financial statements and review of our quarterly condensed consolidated financial statements.
(2)Audit Related Fees consist of services associated with our registration statements.
(3)Tax Fees consist of certain tax consulting services.
(4)All Other Fees consist of other fees paid for certain accounting tools not related to audit, audit-related, and tax fees.
All fees described above were pre-approved by the Audit Committee.
Auditor Independence
In 2020, there were no other professional services provided by PwC that would have required the Audit Committee to consider their compatibility with maintaining the independence of PwC.

Pre-approval Policies and Procedures
Consistent with requirements of the SEC and the PCAOB regarding auditor independence, our Audit Committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.
Before engagement of the independent registered public accounting firm for the next year’s audit, the independent registered public accounting firm submits a detailed description of services expected to be rendered during that year for each of the following categories of services to the Audit Committee for approval:
•Audit services. Audit services include work performed for the audit of our financial statements and the review of financial statements included in our quarterly reports, as well as work that is normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.
•Audit-related services. Audit-related services are for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not covered above under “audit services.”
•Tax services. Tax services include all services performed by the independent registered public accounting firm’s tax personnel for tax compliance, tax advice and tax planning.
•Other services. Other services are those services not described in the other categories.
The Audit Committee pre-approves services or categories of services on a case-by-case basis. The fees are budgeted, and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus budgeted fees periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the services must be pre-approved by the Audit Committee before the independent registered public accounting firm is engaged.
Required Vote and Board Recommendation
Approval of Proposal 2 requires the affirmative vote of the holders of a majority of the shares present in person, by remote communication or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the appointment of PwC. Abstentions (and broker non-votes, if any) will be counted towards the vote total and will have the same effect as “Against” votes.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

At the 2019 Annual Meeting of Stockholders, our stockholders indicated their preference that the Company solicit a non-binding advisory vote on named executive officer compensation, commonly referred to as a “say-on-pay vote,” every year. The Board has adopted a policy that is consistent with that preference. In accordance with that policy, this year, we are again asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers. We are presenting this Proposal 3 as required by Section 14A of the Exchange Act. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.
The compensation of our named executive officers subject to the vote is disclosed in “Compensation Discussion and Analysis,” and the compensation tables and the related narrative disclosure contained in this Proxy Statement. As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Board believes that our executive compensation program effectively aligns executive pay with our performance and our stockholders’ interests and results in the attraction and retention of highly talented executives. The Board encourages our stockholders to read the disclosures set forth in the “Compensation Discussion and Analysis” section of this Proxy Statement to review the correlation between compensation and performance, as well as compensation actions taken in 2020.
Accordingly, the Board recommends that our stockholders vote FOR the following resolution:
“RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
Because the vote is advisory, it is not binding on the Board or on us. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Compensation Committee and Board intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements. Your vote will serve as an additional tool to guide the Compensation Committee and Board in continuing to improve the alignment of our executive compensation programs with business objectives and performance and with the interests of our stockholders. Unless the Board decides to modify its policy regarding the frequency of soliciting say-on-pay votes, the next scheduled say-on-pay vote will be at the 2022 Annual Meeting of Stockholders.
Required Vote and Board Recommendation
Advisory approval of Proposal 3 requires the affirmative vote of a majority of the shares present in person, by remote communication or represented by proxy and entitled to vote on the matter at the Annual Meeting. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as votes against this proposal. Broker non-votes will have no effect and will not be counted towards the vote total.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

PROPOSAL 4
APPROVAL OF AN AMENDMENT TO OUR
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
TO INCREASE THE TOTAL NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
The Board has determined that it is in the Company’s best interests and in the best interests of our stockholders to amend our Charter to increase our authorized number of shares of our common stock from 95,000,000 to 190,000,000. As of March 11, 2021, the Company has issued or set aside almost all its authorized shares (approximately ____ percent of authorized shares remain unaccounted for). On March 10, 2021, the Board adopted resolutions approving the proposed amendment to our Charter, in substantially the form of Annex A hereto. At that time, the Board declared the proposed amendment and increase of the total number of authorized shares of our common stock to be advisable and in the best interests of the Company and our stockholders and is accordingly submitting the proposed amendment and increase of the total number of authorized shares of our common stock for approval by our stockholders.
If stockholders approve this proposal, we expect to file the amendment to our Charter with the Secretary of State of the State of Delaware to increase the total number of authorized shares of our common stock as soon as practicable following stockholder approval. In this regard, upon filing of the amendment to our Charter with the Secretary of State of the State of Delaware, Section A of Article IV of the Charter would be amended as follows, with the proposed additions double-underlined and proposed deletions stricken through:
“A. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is ~~one hundred million (100,000,000)~~ one hundred ninety-five million (195,000,000) shares. ~~Ninety-five million (95,000,000)~~ One hundred ninety million (190,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). Five million (5,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001).”
Of the 95,000,000 shares of our common stock currently authorized, as of the close of business on March 11, 2021, there were ____ shares of common stock issued and outstanding, exclusive of unvested RSAs and PSAs, which issued and outstanding share amount does not include the following allocated shares:
•11,763,494 shares reserved for future issuance pursuant to the conversion of our outstanding convertible senior notes;
•___ shares of common stock issuable upon the exercise of stock options outstanding, having a weighted average exercise price of $___ per share;
•___ unvested RSAs issued under our 2014 Equity Incentive Plan;
•___ unvested PSAs issued under our 2014 Equity Incentive Plan;
•___ shares of common stock reserved for future issuance under our 2014 Equity Incentive Plan;
•___ shares of common stock reserved for future issuance under our 2014 Employee Stock Purchase Plan; and
•___ shares of common stock reserved for future issuance under our 2014 Inducement Plan (as defined below).
If all of the above allocated shares were issued we would have ____ shares of common stock available for issuance under our Charter equal to ____% of our current authorized shares.

The proposed amendment to our Charter would increase the number of shares of common stock that we are authorized to issue from 95,000,000 to 190,000,000, representing an increase of 95,000,000 shares of authorized common stock, with a corresponding increase in the total authorized capital stock, which includes common stock and Preferred Stock, from 100,000,000 shares to 195,000,000 shares.

Reasons for the Increase in Authorized Shares
We have incurred significant losses since our inception and we anticipate that these losses will increase as we continue our development of, seek regulatory approval for and begin to commercialize DaxibotulinumtoxinA for Injection and continue to commercialize the RHA® Collection of dermal fillers and the HintMD platform. To date, we have funded our operations primarily through the sale and issuance of our common stock and convertible senior notes and through certain collaboration agreements. Until we can generate sufficient revenues from our products and services, if ever, we expect to continue to finance future cash needs through public or private equity or equity-linked offerings, debt financings or collaboration and licensing arrangements (which arrangements can also involve the possibility of an equity investment).
The Board believes that the proposed increase in authorized common stock will make sufficient shares available to provide the flexibility necessary to fund our operations; raise capital; continue to provide equity incentives that we deem necessary to attract, retain and motivate key employees, officers, directors, consultants and/or advisors; establish licensing arrangements or other strategic collaborations; expand our business through the acquisition of other businesses, products or technologies; and pursue our strategic objectives and for other purposes, including any strategic transactions that are in the best interests of the Company and our stockholders. Additionally, by approving the proposed amendment and increase of the total number of authorized shares of our common stock now, we will be able to act in a timely manner when such a need arises or when the Board believes it is in the best interests of the Company and our stockholders to take action, without the delay and expense that would be required at that time to obtain stockholder approval of such amendment and increase of the total number of authorized shares of our common stock at a special meeting of stockholders.
As of the date of this proxy statement, the Board has no definitive plans, arrangements or understandings to issue any of the additional shares of common stock that would be available as a result of the approval of this Proposal 4. However, we review and evaluate potential capital raising activities, transactions and other corporate actions on an ongoing basis to determine if such actions would be in the Company’s best interest and the best interest of our stockholders. Our Board believes it would be appropriate to have the additional shares available to provide additional flexibility to promptly and appropriately use our common stock for business and financial purposes in the future as well as to have sufficient shares available to provide appropriate equity incentives for our employees and other eligible service providers. The additional shares of common stock, if approved, may be used for various purposes without further stockholder approval, except as may be required in particular cases by our Charter, applicable law, regulatory agencies or Nasdaq rules. If stockholders do not approve this proposal, we may not be able to access the capital markets; continue preclinical studies, clinical trials and research and development activities for DaxibotulinumtoxinA for Injection, an onabotulinumtoxinA biosimilar and any future product candidates; commercialize the RHA® Collection of dermal fillers, our services and product candidates, if we obtain marketing approval; enter into licensing arrangements or other strategic collaborations; attract, retain and motivate employees, officers, directors, consultants and/or advisors; and pursue other business opportunities integral to our growth and success.
Effects of the Increase in Authorized Shares
The additional common stock to be authorized by adoption of the amendment would be unreserved and available for issuance and have rights identical to the current outstanding common stock of the Company. Adoption of the proposed amendment and issuance of the common stock would not affect the rights of the holders of currently outstanding common stock, except for effects incidental to increasing the number of shares of the common stock outstanding, such as dilution of the earnings per share and voting rights of current holders of common stock. The additional shares of common stock authorized by the approval of this proposal could be issued by the Board without further vote of our stockholders, except as may be required in particular cases by our Charter, applicable law, regulatory agencies or Nasdaq rules. Under our Charter, stockholders do not have preemptive rights to subscribe to additional securities that may be issued by us, which means that current stockholders do not have a prior right thereunder to purchase any new issue of common stock in order to maintain their proportionate ownership interests in the Company.

The increase in our authorized shares of common stock could also have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company difficult. For example, additional shares could be issued by us so as to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. Similarly, the issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our management by diluting the stock ownership or voting rights of persons seeking to cause such removal. Although this proposal to approve the amendment of the Charter to increase the total number of authorized shares of common stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at us), and the Board does not intend or view the proposed increase in the number of authorized shares of our common stock as an anti-takeover measure, stockholders should nevertheless be aware that approval of this proposal could facilitate future efforts by us to deter or prevent changes in control, including transactions in which our stockholders might otherwise receive a premium for their shares over then-current market prices.

Required Vote and Board Recommendation

Approval of Proposal 4 requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote on the matter. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as votes against this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 4.

EXECUTIVE OFFICERS
The following table provides information regarding our executive officers as of March 11, 2021.

Name	Age	Position(s)
Executive Officers
Mark J. Foley	54	President, CEO and Director
Tobin C. Schilke	46	Chief Financial Officer
Abhay Joshi, Ph.D.	57	Chief Operating Officer and President, R&D and Product Operations
Dwight Moxie	44	Senior Vice President, General Counsel and Corporate Secretary
Aubrey Rankin	45	President, Innovation & Technology and Director
Dustin Sjuts	40	Chief Commercial Officer, Aesthetics & Therapeutics

Mark J. Foley - Mr. Foley’s biography is included under the section titled “Directors.”
Tobin C. Schilke has served as our Chief Financial Officer since November 2018. Mr. Schilke served as Chief Financial Officer of Achaogen, Inc., a biopharmaceutical company, from July 2016 through October 2018. From 2002 to June 2016, Mr. Schilke served in roles of increasing responsibility at the Roche Group (including Genentech, Inc.), a pharmaceutical company, including serving as Finance Director and Company Director of Roche Products Limited in the United Kingdom from August 2014 to June 2016 and serving as Director of Genentech’s Commercial Finance BioOncology Business Unit from September 2012 to August 2014. Mr. Schilke holds a B.S. from Lafayette College, a M.S. from the University of California, Berkeley and an M.B.A. from Cornell University’s Johnson Graduate School of Management.
Abhay Joshi, Ph.D. has served our Chief Operating Officer since December 2015 and as our Chief Operating Officer and President, R&D and Product Operations, since January 2020. Dr. Joshi brings over twenty-five years of global experience as a pharmaceutical and biotechnology executive. From March of 2007 to December 2015, Dr. Joshi served as the President and Chief Executive Officer of Alvine Pharmaceuticals, Inc., a pharmaceutical company developing therapeutic products for the treatment of autoimmune and inflammatory diseases, where he was responsible for overseeing all aspects of the company’s business. Prior to Alvine Pharmaceuticals, he served as an Executive Vice President, Chief Technical Officer and member of the Executive Committee at CoTherix, Inc., which was acquired by Actelion Ltd in 2007. Prior to CoTherix, Dr. Joshi was the Vice President of Global Technical Operations, Specialty Pharmaceuticals at Allergan plc where he was responsible for the company’s global biologics manufacturing operations for BOTOX® and its Latin America and Asia Pacific pharmaceutical operations, and held a series of senior management positions. Dr. Joshi currently serves on the board of directors of Genyous Biomed International, Sira Pharmaceuticals, Inc., and Sinopia Biosciences Inc. Dr. Joshi received his BTech in Chemical Engineering from the Indian Institute of Technology, New Delhi, an M.S.E. and a Ph.D. in Chemical Engineering from the University of Michigan, Ann Arbor, and an MBA from the University of California, Irvine.
Dwight Moxie has served as our Senior Vice President, General Counsel and Corporate Secretary since February 2020. From January 2017 to January 2020, Mr. Moxie served as the Chief Counsel World Wide R&D, Commercial Operations, European Operations at Ultragenyx Pharmaceutical Inc., a biotechnology company, where he oversaw commercial operations, litigation, research & development and regulatory matters. From September 2011 to December 2016, Mr. Moxie served as the Chief Counsel to Eye-Care Division at Allergan plc. Mr. Moxie received a J.D. from Howard University School of Law and a B.A. from the Florida State University.
Aubrey Rankin - Mr. Rankin’s biography is included under the section titled “Directors.”
Dustin Sjuts has served as our Chief Commercial Officer, Aesthetics & Therapeutics since December 1, 2019. Mr. Sjuts previously served as our Head of Commercial, Aesthetics and Therapeutics, from November 2018 to November 2019, and as our Vice President, Strategy and Sales from March 2018 to November 2018. Prior to joining Revance, Mr. Sjuts held leadership positions at Nestle Skin Health, including Business Unit Head, China, from January 2017 to April 2018 and Senior Director of Marketing from February 2015 to December 2016. Previously, Mr. Sjuts held positions of increasing responsibility across a range of markets and disciplines with Alphaeon Corporation and Allergan plc, where he was responsible for creating and executing product adoption and sales growth strategies. Mr. Sjuts holds a B.A.Sc. from Illinois State University.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS
Overview
This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program for the fiscal year ended December 31, 2020, for our principal executive officer during 2020, our principal financial officer, and the next three most highly compensated executive officers serving as of the end of 2020 (the “Named Executive Officers” or “NEOs”). This discussion and analysis is intended to enhance your understanding of the information provided in the compensation tables below and to provide additional context regarding our overall executive compensation program. In addition, we explain how and why our Board and Compensation Committee determined our compensation policies and specific compensation decisions for our NEOs during and for fiscal year 2020 and, to the extent material, 2021.
Our NEOs for 2020 consisted of the following individuals:
•Mark J. Foley, President and CEO(1);
•Tobin C. Schilke, Chief Financial Officer;
•Abhay Joshi, Ph.D., Chief Operating Officer and President, R&D and Product Operations;
•Dustin Sjuts, Chief Commercial Officer, Aesthetics & Therapeutics; and
•Dwight Moxie, Senior Vice President, General Counsel and Corporate Secretary(2)
(1)Mr. Foley became our President and CEO in October 2019.
(2)Mr. Moxie joined the Company and was appointed as Senior Vice President, General Counsel and Corporate Secretary in February 2020.
Executive Summary
Over the past three years, we ceased being an emerging growth company, hired a new CEO, initiated the commercial stage of our business, navigated through the ongoing global COVID-19 pandemic and launched formal ESG initiatives. Our executive compensation program has substantially evolved, and continues to evolve, as a result of these changes and our business transformation.

Highlights of our 2020 Business Activities
•Achieved stock price appreciation in 2020, resulting in a TSR of approximately 77%;
•Commercially launched the RHA® Collection of dermal fillers and HintMD platform and achieved strong early results;
•Delivered positive results from the ASPEN-1 Phase 3 pivotal trial of DaxibotulinumtoxinA for Injection for the treatment of cervical dystonia;
•FDA acceptance of our BLA for our lead product candidate, DaxibotulinumtoxinA for Injection for the treatment of moderate to severe glabellar (frown) lines;
•Completed the acquisition of HintMD, which provided the HintMD platform and expanded our aesthetic portfolio;
•Expanded our organization to over 470 employees to support commercial and manufacturing infrastructure, including our 100 plus person sales force; and
•Completed a $287.5 million private placement of convertible senior notes and raised net proceeds of $68.2 million after underwriting discounts, commissions and other offering expenses under our ATM program, for a total cash balance at year-end of $436.5 million and a cash runway into 2024.

For a description of additional 2020 business activities, please see "Proxy Summary—2020 Company Performance Highlights."
Impact of COVID-19 on Executive Compensation
Due to the FDA’s inability to conduct a required inspection of our Northern California manufacturing facility as a result of COVID-19 pandemic travel restrictions, the FDA deferred its decision on the BLA for our lead product candidate, DaxibotulinumtoxinA for Injection, for the treatment of glabellar lines, which we refer to herein as the “FDA COVID Delay.” The inspection of the Company’s manufacturing facility is required by the FDA as part of the BLA approval process. Though the Company’s BLA is still under review, the FDA did not indicate any further outstanding review issues beyond the pending on-site inspection. The FDA COVID delay made it impossible for us to achieve key goals related to the BLA approval process in our executive officer annual cash bonus program with respect to 2020 performance (the "2020 Management Bonus Plan") and a commercial milestone for our NEO’s PSAs. In line with our pay for performance philosophy, we did not provide payment to our NEOs for these BLA-related goals, nor did we approve new goals with lower thresholds. We adjusted our program structure to give our NEOs an extended period of time to earn compensation if these goals are met on a delayed timeframe, but achieved in alignment with our pre-COVID assumptions and expectations, and, in the case of our PSAs, with additional performance requirements necessary for achievement, in each case, as certified by the Compensation Committee as described below.
Highlights of 2020 and early 2021 Executive Compensation Changes and Decisions
•We revised our compensation program to include PSAs. We first granted PSAs to our CEO in connection with his joining us in late 2019 and we changed our annual equity compensation program for 2020 to include PSAs for all of our other NEOs, with vesting linked to targeted business milestones and meaningful stock price appreciation goals. In 2021, we increased the portion of equity awards in the form of PSAs (60% of target value for our CEO and 33% of target value for our other NEOs), refined the performance goals and lengthened the performance period to three years for such PSAs;
•We decreased our CEO’s 2020 total direct compensation (base salary, annual bonus earned and equity granted) nearly 70% from 2019 levels, which had reflected one-time new hire compensation. We made no increase to our CEO’s 2020 base salary or target bonus opportunity and granted our CEO one equity award in 2020 (which was negotiated in 2019 at the time of new hire) with a grant date value approximately 74% less than the grant date value of his 2019 equity compensation;
•We delivered 87% of our NEO’s 2020 total direct compensation, on average, to be ‘at-risk’ dependent on Company performance in the form of annual performance bonus earned and equity incentive awards granted, as reported in the Summary Compensation Table;
•We adopted meaningful stock ownership guidelines for executive officers and non-employee directors;
•We engaged with our stockholders following our 2020 say on pay advisory vote and made direct changes to our executive compensation program where appropriate as further described below in “—Results of 2020 Say-on-Pay Vote, Stockholder Outreach and Response”;
•We adopted a clawback policy on performance-based cash and equity incentives;
•We revised our executive bonus program to include D&I goals. For 2021, the corporate goals on which our executive bonuses are based include a specific weighted category for the achievement of key D&I initiatives; and
•We structured our executive bonus opportunities to be based on key corporate objectives and we paid bonuses based solely on performance achievements. We paid 2020 bonuses below target based on 67.35% corporate goal achievement, which primarily reflected the FDA Covid Delay, and, for NEOs other than our CEO, individual performance. As a result of the FDA COVID Delay, the NEOs are eligible to receive the portion of the 2020 bonuses (up to 45% of our 2020 corporate goals) if the remaining BLA corporate goals are achieved in alignment with our pre-COVID-19 pandemic assumptions and expectations.

Executive Compensation Policies and Practices
Our executive compensation program adheres to the following practices:

What We Do	What We Don’t Do
✓ Emphasize “at-risk” compensation and long-term equity incentives
✓ Tie performance bonus opportunities to defined corporate objectives and cap payout
✓ Provide transparent disclosure of performance bonus metrics and payout structure
✓ Structure severance payments as “double-trigger” requiring both a change in control and an involuntary termination for payout
✓ Maintain a clawback policy and stock ownership guidelines
✓ Assess risks of our compensation program annually
✓ Maintain a Compensation Committee comprised entirely of independent directors
✓ Retain an independent compensation advisor
✓ Annual say on pay stockholder vote
✓ Reevaluate and adjust our program annually based on stockholder feedback and market developments

✗ No guaranteed “single-trigger” change in control cash payments
✗ No tax reimbursements or tax gross-ups on severance or change in control payments
✗ No special executive welfare or health benefits, or retirement plans not available to our employees generally
✗ No guaranteed salary increases or bonuses
✗ No hedging or pledging of our stock
✗ No extensive perquisites

Results of 2020 Say-on-Pay Vote, Stockholder Outreach and Response
At our 2020 Annual Meeting of Stockholders, we held our second "say on pay" advisory vote. Our stockholders approved, on an advisory basis, the compensation of our NEOs, as disclosed in our 2020 proxy statement. The proposal was supported by approximately 52% of the total votes cast. This level of support was a significant decline from our first advisory vote in 2019, in which approximately 92% of votes were cast in favor of the program. Our Compensation Committee felt it was essential to understand the change in the level of support and engage in dialog with our stockholders regarding our compensation program.
As a result, after the results of our advisory vote and prior to the filing of this proxy statement, we reached out to our largest stockholders representing approximately 76% of our outstanding common stock to gain a better understanding of their views regarding our executive compensation program as well as other governance and sustainability matters. Since our 2020 Annual Meeting of Stockholders, members of our executive management team held informative discussions with stockholders representing approximately 49% of our outstanding common stock, excluding shares held by directors and executive officers. Stockholders’ feedback was regularly reviewed by the Compensation Committee, the Nominating and Corporate Governance Committee and the management team. On executive compensation, feedback from our stockholders generally coalesced into two key themes that the Compensation Committee took into account in revising the compensation program and will continue to consider as it further evaluates and develops the executive compensation program: (1) magnitude of CEO pay, driven by the new-hire equity awards granted to Mr. Foley and (2) overall misalignment between pay and performance.
With respect to the magnitude of CEO pay, our investors had expressed concern with the level of CEO pay for 2019 as set forth in our 2020 proxy statement. 2019 CEO compensation was unusually high due to our CEO transition, and consisted of compensation for both Daniel Browne, our former President and CEO, and Mr. Foley, including new hire equity awards we granted to Mr. Foley. In 2020, we decreased our CEO’s 2020 total direct compensation (consisting of base salary, annual bonus earned and equity awards granted) nearly 70% from 2019 levels. We made no increases to Mr. Foley's base salary or target bonus for 2020, and we granted Mr. Foley an equity award for 2020 with a grant date value of approximately 74% less than his 2019 equity award grants.
As a result of the feedback we received from our stockholders with respect to pay for performance, we made a number of enhancements to our ongoing executive compensation program. This includes the following:

•Increasing the emphasis on PSAs in our executive compensation program, including increasing both the proportion of equity delivered in PSAs for 2021 and thoughtfully developing performance goals that can be measured over a longer period of time;
•Including enhanced disclosure in our proxy statement for greater transparency of the performance metrics and payout methodology for our annual performance bonus program;
•Adopting a clawback policy that provides for recoupment of cash and equity incentive compensation upon certain events; and
•Implementing stock ownership guidelines requiring our executive officers and directors to accumulate meaningful holdings that further align their interests with those of our stockholders.
Feedback from stockholders also focused on the Company's ESG initiatives, and in particular, D&I, as discussed above in "Corporate Governance—Stockholder Engagement." In response to that feedback, the Compensation Committee revised our executive bonus program for 2021 to incorporate key D&I performance goals. Specifically, 10% of the corporate goals on which our 2021 executive bonuses are based require meeting goals relating to diversity in our recruiting efforts, implementing a company-wide mentoring program aimed at diversity initiatives and delivering company-wide educational forums focused on diversity.
Our Compensation Committee will monitor and continue to evaluate our executive compensation program going forward in light of our stockholders views and our transforming business needs. Our Compensation Committee expects to continue to consider the outcome of our "say on pay" votes and our stockholders' views when making future compensation decisions for our NEOs.
Objectives, Philosophy and Elements of Compensation
The overall objectives of our executive compensation policies and programs are to:
•attract, retain and motivate superior executive talent;
•provide incentives that reward the achievement of performance goals that directly correlate to the enhancement of stockholder value, as well as to facilitate executive retention;
•align our executives’ interests with those of our stockholders;
•link pay to Company performance; and
•offer pay opportunities that are competitive with the biopharmaceutical market in which we compete in order to recruit and retain top talent, while maintaining reasonable cost and dilution to our stockholders.
Our executive compensation program generally consists of, and is intended to strike a balance among, the following three principal components: base salary, annual performance-based bonuses, and long-term incentive compensation. We also provide our executive officers with severance and change-in-control benefits, as well as other benefits available to all our employees, including retirement benefits under the Company’s 401(k) plan and participation in employee benefit plans. The following chart summarizes the three main elements of compensation, their objectives, and key features.

Element of Compensation	Objectives	Key Features
Base Salary (fixed cash)	Provides financial stability and security through a fixed amount of cash for performing job responsibilities.
Generally reviewed annually and determined based on a number of factors (including individual performance, internal equity, retention, expected cost of living increases and the overall performance of our Company) and by reference to market data provided by our independent compensation consultant.

Performance Bonus (at-risk cash)	Motivates and rewards for attaining rigorous annual corporate performance goals that relate to our key business objectives and individual contributions.
Target bonus amounts, calculated as a percentage of base salary, are generally reviewed annually and determined based upon positions that have similar impact on the organization and competitive bonus opportunities in our market. Bonus opportunities are dependent upon achievement of specific corporate performance goals established at the beginning of the year and, except with respect to our CEO, individual performance objectives that relate to the NEOs’ role and expected contribution toward reaching our corporate goals. Actual bonus amounts earned are determined after the end of the year, based on achievement of the designated corporate performance objectives and, where applicable for NEOs other than our CEO, individual performance objectives.

Long-Term Incentive (at-risk equity)
Motivates and rewards for long-term Company performance; fosters ownership culture, aligns executives’ interests with stockholder interests and long-term stockholder value. Attracts highly qualified executives and encourages their continued employment over the long-term.

Equity opportunities are generally reviewed and determined annually or as appropriate during the year for new hires, promotions, or other special circumstances, such as to encourage retention, or as an incentive for significant achievement. Individual grants are determined based on a number of factors, including current corporate and individual performance, outstanding equity holdings and their retention value and total ownership, historical value of our stock, internal equity amongst executives and market data provided by our independent compensation consultant. Equity grants have historically been provided primarily in the form of stock options and RSAs that typically vest over a four-year-period and a three-year-period, respectively.

To further align our NEOs’ interests with those of our stockholders, we introduced PSAs in 2019 in connection with hiring Mr. Foley as our CEO, and we granted PSAs to each of our other NEOs in early 2020 and 2021.

In evaluating our executive compensation policies and programs, as well as the short-term and long-term value of our executive compensation plans, we consider both the performance and skills of each of our NEOs, as well as the compensation paid to NEOs at similar companies with similar responsibilities. We focus on providing a competitive compensation package which provides significant short-term and long-term incentives for the achievement of measurable corporate objectives. We believe this approach provides an appropriate blend of short-term and long-term incentives to maximize stockholder value.
We do not have any formal policies for allocating compensation among salary, performance bonus awards, equity grants, short-term and long-term compensation, or among cash and non-cash compensation. Instead, the Compensation Committee uses its judgment to establish a total compensation program for each NEO that is a mix of current, short-term and long-term incentive compensation, and cash and non-cash compensation, that it believes appropriate to achieve the goals of our executive compensation program and our corporate objectives. However, the Compensation Committee structures a majority of the NEOs’ total target compensation to be comprised of performance-based bonus opportunities and long-term equity awards, in order to align the NEOs’ incentives with the interests of our stockholders and our corporate objectives.
In making executive compensation decisions, the Compensation Committee generally considers each NEO’s total target direct compensation, which consists of base salary, target bonus opportunity, which together with base salary we refer to as target cash compensation, and long-term equity awards (valued based on an approximation of grant date fair value).

How We Determine Executive Compensation
 Role of the Compensation Committee and Executive Officers in Setting Executive Compensation
The Compensation Committee reviews and oversees our executive compensation policies, plans and programs and reviews and determines the compensation to be paid to all of our executive officers, including the NEOs. Our Compensation Committee consists solely of independent members of the Board. In making its executive compensation determinations, the Compensation Committee considers recommendations from the CEO, for executive officers other than himself and, with respect to the evaluation of the CEO’s performance, the Compensation Committee considers recommendations from the Board Chair and, if it determines appropriate, may also seek recommendations or approval of executive compensation decisions from the independent members of the Board. In making his recommendations for executive officers other than himself, the CEO receives input from our human resources department and has access to various third-party compensation surveys and compensation data provided by the independent compensation consultant to the Compensation Committee, as described below. While the CEO discusses his recommendations for the other executive officers with the Compensation Committee, he does not participate in the deliberations concerning, or the determination of, his own compensation. In addition to our CEO, our Senior Vice President, Human Resources and Head of People and General Counsel and Corporate Secretary may also attend Compensation Committee meetings from time to time and may take part in discussions of executive compensation. The Compensation Committee discusses and makes its determinations with respect to executive compensation matters without any NEOs or other executive officers present (other than the CEO as described above). From time to time, various other members of management and other employees as well as outside advisers or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in the Compensation Committee meetings.
The Compensation Committee meets periodically throughout the year to manage and evaluate our executive compensation program, and generally determines the principal components of compensation (base salary, performance bonus, and equity awards) for our executive officers on an annual basis. These annual decisions typically occur in the first quarter of the year, however, decisions may occur during the year for new hires, promotions or other special circumstances as our Compensation Committee determines appropriate. The Compensation Committee does not delegate its authority to approve executive officer compensation. The Compensation Committee does not currently maintain a formal policy for the timing of equity awards to our executive officers and has granted awards over the past several years at times when the Compensation Committee determines appropriate.
Role of our Independent Compensation Consultant
The Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. For purposes of evaluating 2020 compensation for each of our executive officers and making 2020 compensation decisions, we retained Radford, an independent compensation consultant, to assist the Compensation Committee in reviewing our compensation programs and to ensure that our compensation programs remain competitive in attracting and retaining talented executives.
Radford assisted the Compensation Committee in developing a group of peer companies to use as a reference in making 2020 compensation decisions, evaluating current pay practices and considering different compensation programs and best practices. As described further below, Radford also prepared an analysis of our compensation practices with respect to base salaries, annual bonuses and long-term incentive grants against market practices. Radford reported directly to the Compensation Committee, which maintained the authority to direct their work and engagement, and advised the Compensation Committee from time to time. Radford interacted with management to gain access to Company information that is required to perform services and to understand the culture and policies of our organization. The Compensation Committee and Radford met in executive session with no members of management present as needed to address various compensation matters, including deliberations regarding the CEO’s compensation.

Our Compensation Committee analyzed whether the work of Radford as a compensation consultant raised any conflict of interest, taking into consideration the following factors: (i) the fact that Radford and its affiliates do not provide any services directly to Revance; (ii) the amount of fees paid to Radford and its affiliates by Revance as a percentage of Radford and its affiliates’ total revenue; (iii) Radford’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Radford or the individual compensation advisors employed by Radford with any executive officer; (v) any business or personal relationship of the individual compensation advisors with any member of our Compensation Committee; and (vi) any Revance stock owned by Radford or the individual compensation advisors employed by Radford. Based on its analysis of these factors, our Compensation Committee determined that the work of Radford and the individual compensation advisors employed by Radford does not create any conflicts of interest.
Use of Competitive Market Compensation Data
We aim to attract and retain the most highly qualified executive officers in an extremely competitive market. Accordingly, the Compensation Committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable public companies with which we compete for top talent. To this end, the Compensation Committee reviews market data for each executive officer’s position, compiled by Radford, as described below, including information relating to the compensation for executive officers in the development stage biotechnology industry.
In developing a proposed list of our peer group companies to be used in connection with making compensation decisions for 2020, Radford recommended and the Compensation Committee selected companies that would be appropriate peers based on geography, industry focus, employee size, stage of development, and market capitalization. Specifically, companies were selected in September 2019 with the following parameters:
•Geography: We focused on biotechnology companies based in the United States with emphasis on companies that have recently become public. We focused on companies located in the San Francisco Bay Area or other biotechnology hub markets that reflect our talent market;
•Industry Focus: We focused on biotechnology companies with a dermatology/aesthetics focus;
•Employee size: We focused on companies with a headcount of up to 500 full-time employees;
•Stage of development: We focused on late stage pre-commercial companies, but also considered companies who are at the stage of filing a new drug application or a BLA with the FDA; and
•Market Capitalization: We focused on companies with market capitalization representing roughly 1/3 to 3 times our market capitalization.
Based on these criteria, Radford recommended and our Compensation Committee approved the addition of eight new peers to our peer group, as reflected below, and removal of eight historical peers: Acceleron Pharma, Aclaris Therapeutics, Aduro BioTech, Akebia Therapeutics, Global Blood Therapeutics, Lexicon Pharmaceuticals, MyoKardia and Xencor.
The peer group of publicly-traded companies set forth below was used to analyze 2020 compensation. At the time of evaluation, we fell at approximately the 90th percentile of our 2020 peer group in terms of market capitalization.

Adamas Pharmaceuticals	Dynavax Technologies
Aimmune Therapeutics	Enanta Pharmaceuticals
Alder BioPharmaceuticals	Epizyme
Ardelyx*	Esperion Therapeutics*
Atara Biotherapeutics	Evolus*
Cara Therapeutics	Flexion Therapeutics
ChemoCentryx*	Insmed
Clovis Oncology	Portola Pharmaceuticals
Coherus BioSciences*	Sangamo Therapeutics
Corbus Pharmaceuticals*	Verrica Pharmaceuticals*
CymaBay Therapeutics*	Zogenix
Dermira
*New for 2020
In November 2019, Radford completed an assessment of executive compensation data based on our peer group to inform the Compensation Committee’s determination of executive compensation for 2020. The market data used for this assessment was compiled from the 2020 selected peer group companies’ publicly disclosed information and data from the Radford Global Life Sciences Survey with respect to the 2020 selected peer group companies listed above.
Radford prepared, and the Compensation Committee reviewed, a range of market data reference points (generally at the 25th, 50th, and 75th percentiles of the market data) with respect to base salary, performance bonuses, equity compensation (value based on an approximation of grant date fair value), total target cash compensation (including both base salary and the annual target performance bonus) and total direct compensation (total target cash compensation and equity compensation). This market data was reviewed by the Compensation Committee, with the assistance of Radford, and used as a reference point, in addition to other factors, in setting our NEOs’ compensation.

The Compensation Committee’s general aim is for compensation to remain competitive with the market, based on the median of the market as appropriate and corporate and individual executive performance, and other factors deemed to be appropriate by the Compensation Committee. The Compensation Committee does not maintain a specific market positioning or “benchmark” that we consistently aim for in setting compensation levels; instead, our Compensation Committee determines each element of compensation, and total target cash and direct compensation, for each NEO based on various facts and circumstances appropriate for our Company in any given year.
Competitive market positioning is only one of several factors, as described below under “Factors Used in Determining Executive Compensation,” that our Compensation Committee considers in making compensation decisions, and therefore individual NEO compensation may fall at varying levels as compared to the market data.
Factors Used in Determining Executive Compensation
Our Compensation Committee sets the compensation of our executive officers at levels they determine to be competitive and appropriate for each NEO, using their professional experience and judgment. Pay decisions are not made by use of a formulaic approach or benchmark; the Compensation Committee believes that executive pay decisions require consideration of a multitude of relevant factors that may vary from year to year and by individual circumstance. In making executive compensation decisions, the Compensation Committee generally takes into consideration the factors listed below:
•corporate performance, business needs and business impact;
•each NEO’s individual performance, experience, job function, change in position or responsibilities, and expected future contributions to our Company;
•internal pay equity among NEOs and positions;
•the need to attract new talent to our executive team and retain existing talent in a highly competitive industry and geographic region;

•a range of market data reference points (generally the 25th, 50th, and 75th percentiles of the market data), as described above under “Use of Competitive Market Compensation Data”;
•the total compensation cost and stockholder dilution from executive compensation actions;
•trends and compensation paid to similarly situated officers within our market;
•recommendations of the outside compensation consultant;
•a review of a NEO’s total targeted and historical compensation and equity ownership;
•our CEO’s recommendations (with respect to executive officers other than himself), based on his direct knowledge of the performance by each NEO; and
•feedback from our stockholders and evolving best practices in compensation and governance.

Executive Compensation Program
 Annual Base Salary
    In reviewing and adjusting base salaries for 2020, the Compensation Committee considered current market data as well as each NEO’s total cash compensation (consisting of base salary and target bonus opportunity) and individual performance. The Compensation Committee approved increases to each of the then-employed NEOs’ (other than Mr. Foley) 2019 base salaries ranging from 2.5% to 7.1%, which the Compensation Committee felt represented the appropriate increase for general merit and market updates, based on market data provided by Radford. Mr. Foley’s base salary was not increased for 2020 because it had recently been carefully considered and approved in connection with his commencement of employment with us in October 2019, taking into consideration the factors described above.
The NEOs’ 2020 base salaries and increases from each of their 2019 base salaries, if applicable, are reflected in the table below. The 2019 base salaries were effective January 1, 2020, with the exception of Mr. Moxie, whose base salary was effective upon his commencement of employment with us in February 2020. The Compensation Committee determined Mr. Moxie’s base salary based on the amount the Compensation Committee felt was appropriate to induce him to join employment with us, and reasonable in relation to market data and our other executive officer compensation.

Name	2019 Base Salary	2020 Base Salary	Increase from 2019 Base Salary
Executive Officers
Mark J. Foley	$650,000	$650,000	—
Tobin C. Schilke	$407,126	$421,375	3.5%
Abhay Joshi, Ph.D.	$485,479	$514,608	6.0%
Dustin Sjuts	$375,000	$415,000	7.1%
Dwight Moxie	N/A	$425,000	—%

Annual Performance-Based Bonuses
Our 2020 Management Bonus Plan was developed by our Compensation Committee in late 2019 and formally approved in early 2020. Under the 2020 Management Bonus Plan, each NEO was eligible to be considered for a performance bonus based on (1) the individual’s target bonus, as a percentage of base salary, (2) the percentage attainment of our 2020 corporate goals established by the Compensation Committee, and, (3) with respect to our NEOs other than our CEO, the percentage attainment of the 2020 individual goals established by the Compensation Committee, based on recommendations from our CEO, for each such NEO. Mr. Foley's performance bonus was solely based on attainment of the 2020 corporate goals.

The Compensation Committee determined that each executive officer other than Mr. Foley’s performance bonus opportunity under the 2020 Management Bonus Plan should be based in part on their own individual performance and contribution towards achievement of the corporate goals; accordingly, for each of the Named Executive Officers other than Mr. Foley, 75% of the bonus opportunity under the 2020 Management Bonus Plan was based on corporate goal achievement and 25% of the bonus was based on individual goal achievement. The Compensation Committee retained the ability, in its judgment, to make adjustments to the calculated bonus based on unexpected or unplanned events, the overall financial condition of the Company, extraordinary performance or underperformance or other factors as determined appropriate by the Compensation Committee; however, they capped the maximum total bonus pool available to be paid under the 2020 Management Bonus Plan, upon maximum corporate goal performance achievement (including stretch goals), at 120%.
Target Bonus Opportunity
In early 2020, the Compensation Committee reviewed each of our then-employed NEO target bonus percentages, and determined that the 2019 target bonus percentages remained appropriate for each of the NEOs based on market data. Mr. Moxie’s target bonus percentage was determined in connection with his commencement of employment with us on February 18, 2020 by reference to market data and internal equity with other executive officers. Each NEO's target bonus as a percentage of annual base salary is reflected below:

Named Executive Officer	2020 Target Bonus Percentage
Mark J. Foley	75%
Tobin C. Schilke	45%
Abhay Joshi, Ph.D.	55%
Dustin Sjuts	45%
Dwight Moxie	45%

Corporate Performance
The corporate goals and relative overall weighting towards corporate goal achievement for 2020 were established by the Compensation Committee in January 2020. The table below reflects each of the corporate goals and their relative weightings approved by the Compensation Committee as well as the relevant corporate achievements and corresponding percentages.

Corporate Goal	Weighting	2020 Results	Weighted Corporate Achievement Percentage
DaxibotulinumtoxinA for Injection in Glabellar Lines Goals ("BLA Goals") Achievement of specified milestones and activities relating to the BLA for DaxibotulinumtoxinA for Injection filed with the FDA:*	50%	Partially achieved	5.00%
•Achieve regulatory approvals with respect to DaxibotulinumtoxinA for Injection	⇾	Not met as a result of FDA Covid delay (1)
•Objectives related to manufacturing of DaxibotulinumtoxinA for Injection to support commercialization	⇾	Built inventory sufficient to support initial commercialization of DaxibotulinumtoxinA for Injection in glabellar lines
Commercial Readiness Goals Achievement of specified commercial milestones related to:	25%	Fully achieved	25.00%
•Sales of the RHA® Collection of dermal fillers*	⇾	Achieved first sale of RHA® Collection of dermal fillers; achieved RHA® Collection of dermal filler sales of $12.9 million
•Establishing a sales force of 100 employees	⇾	Established sales team exceeding 100 employees in time for commercial launch
Clinical Development Goals Achievement of specified milestones relating to the Company’s clinical development programs:	25%	Partially achieved	20.00%
•Achieve positive data from ASPEN-1 Phase 3 pivotal trial	⇾	Achieved positive results from ASPEN-1 Phase 3 pivotal trial for cervical dystonia
•Report positive results from Phase 2 trial for plantar fasciitis	⇾	Not met (2)
Stretch Goals Stretch goal of achieving certain financial and strategic milestones	20%	Partially achieved	17.35%
•Objectives related to sales exceeding budgeted target amount*	⇾	Achieved sales milestones over budgeted target amount
•Objectives related to entering into new partnerships*	⇾	Completed HintMD Acquisition
Total			67.35%

*We are not disclosing target goal levels because we believe that disclosure would result in competitive harm. If the goals were disclosed, we believe the information would provide competitors with insights into our regulatory and clinical development strategy, operations and sales programs that would be harmful to us. The Compensation Committee aims to set corporate performance targets that are rigorous but achievable, and therefore established targets so that they would be achieved at the target performance level if we successfully executed our operating plan for fiscal 2020, unless there are achievements beyond expectations or unusual or unexpected factors affects the Company's business.
(1)The BLA was accepted by the FDA in February 2020 and the PDUFA target action date was November 25, 2020. However, in November 2020, the FDA announced that it had deferred its decision on the BLA due to its inability to inspect our manufacturing facility due to COVID-19 related travel restrictions. As a result, we did not achieve the majority of this goal. The NEOs are eligible to receive the portion of the 2020 cash bonus (up to 45% of the portion of each NEOs 2020 target bonus that was based on our 2020 corporate goals) if the remaining BLA corporate goals are achieved in alignment with our pre-COVID assumptions and expectations and certified by the Compensation Committee.
(2)In November 2020, we announced results from our Phase 2 trial of DaxibotulinumtoxinA for Injection for the management of plantar fasciitis. The primary efficacy endpoint was not met. As a result, we did not achieve the portion of this goal associated with the plantar fasciitis trial results.

The Compensation Committee evaluates the corporate goals we believe are essential to building long-term stockholder value and that we use to assess our annual corporate performance. The 2020 corporate goals aimed to incentivize performance related to the Company becoming a commercial and revenue generating company and continuing to advance its clinical development program. In setting these goals, the Compensation Committee balances the consideration of the likelihood of achievement of these corporate goals with the effectiveness of such goals in incentivizing our NEOs’ performance. The relative weightings of the 2020 corporate goals are based upon our assessment of the importance of each goal in creating long-term value for the Company and our stockholders. We do not believe the nature of the clinical development goals and the regulatory portion of the BLA Goals (approximately 70% of the 2020 corporate goals) lend themselves to over-weighting given the critical importance of such goals to our business.

In early 2021, our Compensation Committee reviewed our 2020 performance and approved the extent to which we achieved each of our corporate goals. In evaluating our corporate performance goals and level of achievement, the Compensation Committee took into consideration the impact of the COVID-19 pandemic on our business, in particular, our inability to achieve most of the corporate goals relating to BLA Goals as a result of the FDA COVID Delay. Our corporate goals were set in early 2020, prior to the time when the Compensation Committee could have anticipated the impact of the COVID-19 pandemic. Despite the FDA COVID Delay and other effects of the COVID-19 pandemic on our business, and excluding the BLA Goals, we achieved approximately 89% of our corporate goals. In addition, we were prepared and fully equipped to support the FDA's inspection of our Northern California manufacturing facility and commercial launch had the Company’s BLA been approved. For these reasons, the Compensation Committee considered, but chose not to adjust the components of the BLA Goals or provide discretionary payout for these goals in 2020. Rather, because approval of our BLA for DaxibotulinumtoxinA for Injection remains a key milestone for our Company, the Compensation Committee determined that our NEOs would remain eligible to receive payment for achievement of the BLA Goals that were not met in 2020, based on the extent to which the Compensation Committee determines such goals are achieved in the future.

Accordingly, the Compensation Committee approved an overall 2020 corporate goal achievement of 67.35%, which was the sum of the weight of each corporate goal, multiplied by the performance achievement assigned to such goal by the Compensation Committee based on the actual results during 2020. As a result, the portion of the bonus for each NEO related to corporate goal achievement was funded at 67.35%. The NEOs are eligible to receive the portion of the 2020 cash bonus (up to 45% of the portion of each NEOs 2020 target bonus that was based on our 2020 corporate goals) if the remaining BLA corporate goals are achieved in alignment with our pre-COVID assumptions and expectations and certified by the Compensation Committee.

Individual Performance
In early 2021, our Compensation Committee evaluated Mr. Schilke, Dr. Joshi, Mr. Sjuts and Mr. Moxie to determine the individual performance factor payouts as follows:
•Tobin C. Schilke: our Compensation Committee approved an individual performance factor payout of 100% for Mr. Schilke based upon his management and leadership in multiple capital raises through the convertible notes offering and ATM program establishment in 2020, the HintMD Acquisition, the negotiation of the Teoxane partnership, the infrastructure build-out in the finance organization in preparation for product launch and corporate strategy.
•Abhay Joshi, Ph.D. our Compensation Committee approved an individual performance factor payout of 100% for Dr. Joshi based upon his management and leadership across multiple functions including clinical development, regulatory, technical operations and medical affairs and manufacturing, leading the steering committees with our partner collaborations, and the successful filing of our BLA for DaxibotulinumtoxinA for Injection for the treatment of glabellar lines.
•Dustin Sjuts: our Compensation Committee approved an individual performance factor payout of 100% for Mr. Sjuts based upon his management and leadership with respect to the Company's commercialization strategy and productivity, the build out of the commercial organization, the HintMD Acquisition and the finalization of the Teoxane partnership.
•Dwight Moxie: our Compensation Committee approved an individual performance factor payout of 100% for Mr. Moxie based upon his performance in leading and expanding our legal and compliance infrastructure and operations and overseeing the completion of the HintMD Acquisition.

Amounts Earned
In February 2021, the Compensation Committee awarded each of our NEOs the performance bonuses in the amounts reflected in the table below. Mr. Foley’s bonus solely reflected our corporate goal achievement of 67.35%; each of the other NEO bonuses reflected our corporate goal achievement of 67.35%, weighted at 75% of total actual bonus, and individual performance achievement of 100%, weighted at 25% of total actual bonus.

Name	Annual Target Bonus	Actual Bonus
Mark J. Foley	$487,500	$328,331
Tobin C. Schilke	$189,619	$143,186
Abhay Joshi, Ph.D.	$283,034	$213,726
Dustin Sjuts	$186,750	$141,020
Dwight Moxie (1)	$191,250	$125,426

(1)Mr. Moxie’s actual bonus was pro-rated for the period of time he was employed with us in 2020.

Equity-Based Incentive Awards
2020 Annual Grants
We have historically granted equity compensation to our executive officers primarily in the form of stock options and RSAs. Beginning in late 2019, the Compensation Committee introduced PSAs in connection with Mr. Foley’s commencement of employment, and the Compensation Committee changed its general equity compensation program for our other NEOs in 2020 to include PSAs. Accordingly, each of our NEOs other than Mr. Foley received annual 2020 long-term equity grants consisting of a mix of stock options, RSAs and PSAs. Mr. Foley received only RSAs, for the reasons described below.
Although performance-vesting awards are not common among our peers with whom we compete for executive talent, the Compensation Committee decided to introduce PSAs to strengthen its pay for performance philosophy and in light of stockholder and institutional investor feedback. Because PSAs only vest upon achievement of key performance goals that drive our business and our stockholder value, the Compensation Committee believes that these awards increase the alignment between the interests of our executive officers and stockholders. Stock options and RSAs that vest over a multi-year period also remain an important part of our executive compensation program. The Compensation Committee views stock options as inherently performance-based compensation that automatically links executive pay to stockholder return, as the value realized, if any, by the executive from an award of stock options, is dependent upon, and directly proportionate to, appreciation in stock price. Regardless of reported value in the “Summary Compensation Table”, executives will only receive value from the stock option awards if the price of the stock increases above the price of the stock at time of grant (the exercise price), and remains above such exercise price as the stock options continue to vest. Stock options also do not have downside protection, and the awards will not provide value to the holder when the stock price is below the exercise price.
While the RSAs also serve as a pay-for-performance tool as the awards appreciate in value as stock price increases, the RSAs provide more stability to equity-based incentive awards and encourage retention. RSAs vest annually over time as long as the individual remains employed with the Company. For 2020 equity compensation grants to our NEOs (other than Mr. Foley), the Compensation Committee chose on average a mix between options, RSAs and PSAs of approximately 58%, 17% and 25% of their total equity award grant date value in the form of options, RSA and PSAs, respectively. The Compensation Committee chose this weighting because it believed it was appropriate to place more weight on options to incentivize our executive officers to focus more of their effort in driving stockholder value by linking their pay to stock price, however the Compensation Committee chose to decrease the option weighting for 2020 from the option weighting in 2019 and previous years. The Compensation Committee reviewed market practices in January 2020 and observed that stock options are the predominant equity incentive vehicle used by our peers. The Compensation Committee felt the proportion of the 2020 executive equity award consisting of PSAs represented a meaningful emphasis to drive achievement of key performance goals, particularly given this was the first year of introducing PSAs and that the smaller proportion delivered in RSAs was advisable to provide some stability to the program through awards that provide value directly proportional to stock price through continued service over time.
The amount of stock options, RSAs and PSAs the Compensation Committee approved for each NEO is reflected in the table below. Except as noted below for Mr. Moxie, these grants were made in January 2020.

Named Executive Officer	Stock Option Grant (# of shares)	Restricted Stock Award (# of shares)	PSAs (# of shares)
Mark J. Foley	—	200,000	—
Tobin C. Schilke	97,500	16,500	45,000
Abhay Joshi, Ph.D.	116,500	19,500	50,000
Dustin Sjuts	79,000	13,000	50,000
Dwight Moxie(1)	170,000	25,000	35,000
(1)Mr. Moxie received his grants in February 2020 in connection with the commencement of his employment with us.
The Compensation Committee chose each NEO’s grant level based on the amount which they felt, in their judgment, was appropriate to retain and incentivize the NEOs, while remaining reasonable within market standards and considering potential dilution of our share reserves. In making these determinations, the Compensation Committee considered each of the NEO’s current equity holdings, including vested and unvested holdings and the extent to which such holdings were “in-the-money,” the extent to which such holdings remained unvested and therefore continued to serve as a retention tool, the market data provided by Radford reflecting equity value based on approximated grant date fair value, internal equity amongst the team, individual performance, and length of service. Mr. Moxie’s grant level was determined in connection with his commencement of employment with us on February 18, 2020 by reference to market data and internal equity with other executive officers.
Mr. Foley received a RSA, pursuant to the terms of his employment agreement with us, but did not receive an additional annual equity grant like the other NEOs. This was because Mr. Foley received a PSA and other new hire compensation in connection with his joining us in late 2019. Mr. Foley’s RSA amount was negotiated as part of his new hire compensation in 2019, and was intended to provide him with a meaningful equity opportunity and determined by the Board in its discretion, taking into account his experience and aiming to competitively position his compensation with other top talented peer company chief executive officers in the industry, as well as the factors listed above under “Factors Used in Determining Executive Compensation.”
The stock options granted in 2020 vest over a four-year period, and RSAs granted in 2020 vest over a three-year period, subject to the executive officer’s continued service with us. The PSAs only vest upon achievement of a key milestone relating to our lead product candidate, DaxibotulinumtoxinA for Injection, and two stock performance goals that require our stock price to meaningfully increase and remain above such level over a sustained period of time.
The PSA stock price and regulatory performance goals were chosen as performance metrics because we believe these are key goals tied to Company growth that if attained would generate significant stockholder value. The PSAs were structured to vest based on the Company’s performance and achievement of the milestones noted below.
(1)25% of the PSA will vest upon approval by the FDA of the Company’s BLA for DaxibotulinumtoxinA for Injection for the treatment of glabellar lines or a change in control (as defined in the Equity Plan), provided such event occurs on or before December 31, 2020 (the "FDA Approval Goal");
(2)35% of the PSA will vest upon the earlier of the following, as confirmed by the Board or Compensation Committee: (a) the date that the closing share price of our common stock is at least $25 per share and remains at or above $25 per share during any 90 consecutive trading-day period on a volume weighted average price ("VWAP") basis; or (b) upon a change in control (as defined in the Equity Plan) in which the purchase price of our common stock is at or above $25 per share (the "First Stock Price Goal");
(3)40% of the PSA will vest upon the earlier of the following, as confirmed by the Board or Compensation Committee: (a) the date that the closing share price of our common stock is at least $40 per share and remains at or above $40 per share during any 90 consecutive trading-day period on a VWAP basis; or (b) upon a change in control (as defined in the Equity Plan) in which the purchase price of our common stock is at or above $40 per share (the "Second Stock Price Goal").

Our stock price appreciated in 2020, resulting in a TSR, of approximately 77% and we met the First Stock Price Goal in September 2020, resulting in 35% of the PSAs vesting. The NEOs were not eligible to meet the FDA Approval Goal in 2020 given the FDA approval process for our BLA for DaxibotulinumtoxinA for Injection has been significantly delayed by the FDA due to the COVID-19 pandemic and at no fault of the Company. As a result, the Compensation Committee made the following modification to the 25% portion of the PSAs granted to all of our NEOs that vest based on the FDA Approval Goal to (i) extend the performance deadline by which the FDA approval could be obtained from December 31, 2020 to June 30, 2022 and (ii) add the requirement that the Company satisfactorily responds to any observations from the FDA’s on-site inspection of the Company’s manufacturing facility in connection with the BLA approval process within 90 calendar days of receipt (the "PSA FDA Approval Vesting Amendment"). The Compensation Committee carefully considered this modification and determined it was appropriate due to the unique situation of the COVID-19 pandemic and its unforeseen impacts and dynamics outside of our control that affected our performance and executive compensation program. The Compensation Committee believes that the adjusted PSA relating to the FDA Approval Goal serves an important retention and incentive purpose for our executive team to work towards achieving a key milestone for our lead product candidate, DaxibotulinumtoxinA for Injection, within a period of time the Compensation Committee felt was reasonable and challenging given the continued uncertainty relating to the COVID-19 pandemic’s impacts on our business and FDA timelines.
2021 Annual Grants, Performance Stock Awards
For 2021, the Compensation Committee revised the structure of its annual grants to our NEOs to increase the emphasis on PSAs and structure PSAs with longer-term financial performance goals. Mr. Foley received an annual 2021 grant in February 2021 consisting of 60% PSAs, 20% options and 20% RSAs. Our other our NEOs received annual 2021 grants in February 2021 consisting of 33% PSAs, 33% stock options, and 33% RSAs. PSAs vest based on a cumulative revenue goal measured over a three-year period from the date of BLA approval.
Other Features of our Executive Compensation Program

Agreements with our NEOs
 Employment Agreements
 We have entered into employment agreements with each of our NEOs that provide for the basic terms of their employment, including base salary, performance bonus opportunity and equity grants, as well as certain severance and change of control benefits. Each of our NEOs is employed at will and may be terminated at any time for any reason.
Severance and Change in Control Benefits
Regardless of the manner in which a NEO’s service terminates, the NEO is entitled to receive amounts earned during his or her term of service, including salary and unused vacation pay. Under our employment agreements, each of our NEOs is eligible to receive severance benefits pursuant to the terms of our Executive Severance Benefit Plan (the "Severance Benefit Plan"). We do not provide any tax gross ups in connection with severance or change in control transactions, nor are any of our NEOs entitled to “single trigger” cash payments upon a change in control without a termination event. The Severance Benefit Plan provides for “double trigger” vesting, such that 100% of the shares subject to outstanding stock awards vest upon a termination without Cause (as defined in the Severance Benefit Plan) or a resignation for Good Reason (as defined in the Severance Benefit Plan) within twelve months following a change in control. Additionally, our time-vesting equity award agreements provide for single trigger acceleration of vesting in the in event of a change in control, but only to the extent that the acquiring company refuses to continue, assume or substitute for such awards. Our Compensation Committee periodically reviews the severance and change in control benefits that we provide, including by reference to market data, to ensure that the benefits remain appropriately structured and at reasonable levels.
The Compensation Committee believes that the severance protection benefits we offer are necessary to provide stability among our executive officers, serve to focus our executive officers on our business operations, and avoid distractions in connection with a potential change in control transaction or period of uncertainty. A more detailed description of the Severance Benefit Plan and each of our NEO benefit levels thereunder is provided below under “Potential Payments upon Termination or Change in Control.”

In addition, each of our NEOs holds equity awards under our equity incentive plans that were granted subject to our form of award agreements. PSAs granted in 2019 for Mr. Foley and 2020 for the other NEOs provide for vesting acceleration if we achieve the stock price performance goals specified in the PSA as a result of the change in control and, with respect to the portion of the award that vests upon the approval by the FDA of our BLA for DaxibotulinumtoxinA for Injection for the treatment of glabellar lines, upon a change in control that occurs on or before the performance deadline.
Employee Benefit Plans
We sponsor a 401(k) retirement plan in which our NEOs participate on the same basis as our other U.S. employees. In 2020, we provided a matching contributions equal to (i) 100% of employee contributions for the first 3% of an employee’s earnings and (ii) 50% of employee contributions for the next 2% of an employee’s earnings. All matching effective during 2020 is immediately fully vested.
Pension Benefits
We do not maintain a defined benefit pension plan for any of our employees.
Nonqualified Deferred Compensation
We do not maintain a plan providing non-qualified deferred compensation for any of our employees.
Other Benefits
We generally do not offer perquisites or personal benefits to our NEOs, although we may from time to time provide reasonable relocation, signing bonuses, retention bonuses, or other benefits to our NEOs as our Compensation Committee determines appropriate. In 2020, we paid a $125,000 sign-on bonus to Mr. Moxie, which was subject to repayment by Mr. Moxie if his employment with us ceases under certain circumstances within the 12 months following his start date, pursuant to the terms of his employment agreement with us. In addition, in 2020, we paid Mr. Sjuts a grossed-up monthly car allowance pursuant to the terms of his employment agreement and grossed-up relocation reimbursements, as well, as reported in the “Summary Compensation Table.” We provided a car allowance for Mr. Sjuts because of the travel required for his position. In addition, we grossed-up relocation reimbursements for Mr. Sjuts so that he would receive an amount after taxes that fully reimburses his out-of-pocket moving expenses in connection with his move from China to the San Francisco Bay area to commence his employment with us. The Company determined that such benefits were reasonable and necessary in order to induce Messrs. Moxie and Sjuts to join our Company.
Stock Ownership Guidelines
Based upon stockholder feedback, effective July 1, 2020, the Compensation Committee adopted Stock Ownership Guidelines to align the interests of our executive officers and directors with the interests of the Company's stockholders and to further promote the Company's commitment to sound corporate governance. The guidelines call for the achievement and maintenance of equity ownership with the following total values: 3X base salary for the CEO; 1X base salary for all other executive officers and 3X annual cash retainers for independent directors (excluding cash retainers for Board committee service). Each executive officer and director is required to meet the minimum stock ownership guidelines within five years of become subject to the guidelines. As of December 31, 2020, all participants are still within the five-year timeframe for compliance; however, all of our NEOs and directors met the stock ownership guidelines.
Clawback Policy
In December 2020, the Compensation Committee adopted our Clawback Policy pursuant to which the Company may recoup certain compensation from the Company’s executive officers in the event of fraud or willful misconduct. The Clawback Policy provides that the Company can recoup from executive officers any cash or equity-based incentive compensation that an executive office was granted, earned, paid or that became vested during the prior 12 months in the event that there is a material restatement of financial results due to fraud or willful misconduct of the executive officer from whom recoupment is sought. The Board or an appropriate committee thereof has discretion to determine whether and to what extent to seek recoupment based on specific facts and circumstances. We intend to amend our Clawback Policy as soon as, and to the extent that, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act require once such clawbacks are finalized by the SEC.

Additionally, as a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, the CEO and Chief Financial Officer may be legally required to reimburse our Company for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act of 2002.
Accounting and Tax Considerations
We account and recognize share-based compensation expense in accordance with ASC 718, Compensation – Stock Compensation. We measure our stock-based awards using the estimated grant-date fair values. For stock options issued and for shares purchased under the 2014 Employee Stock Purchase Plan (the “2014 ESPP”), fair values are determined using the Black-Scholes option pricing model. For RSAs including PSAs subject to performance-based vesting conditions, the grant-date fair values are determined using the closing price of our common stock on the grant date. For PSAs subject to market-based vesting conditions, fair values are determined using the Monte-Carlo simulation model.
The fair value of stock-based awards is recognized as compensation expense over the requisite service period (generally the vesting period). For PSAs not subject to market-based vesting conditions, the value of the stock-based awards is recognized as compensation expense when the performance condition is probable of achievement. Forfeitures are recognized when they occur. The accounting impact of our compensation programs are one of many factors that the Compensation Committee considers in determining the structure and size of our executive compensation programs.
 Under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), compensation paid to any publicly held corporation’s “covered employees” that exceeds $1 million per taxable year for any covered employee is generally non-deductible. Prior to the enactment of the Tax Cuts and Jobs Act, Section 162(m) provided a performance-based compensation exception, pursuant to which the deduction limit under Section 162(m) did not apply to any compensation that qualified as “performance-based compensation” under Section 162(m). Pursuant to the Tax Cuts and Jobs Act, the performance-based compensation exception under Section 162(m) was repealed with respect to taxable years beginning after December 31, 2017, except that certain transition relief is provided for compensation paid pursuant to a written binding contract which was in effect on November 2, 2017 and which is not modified in any material respect on or after such date.
Compensation paid to each of Revance’s “covered employees” in excess of $1 million per taxable year generally will not be deductible unless it qualifies for the performance-based compensation exception under Section 162(m) pursuant to the transition relief described above. Because of certain ambiguities and uncertainties as to the application and interpretation of Section 162(m), as well as other factors beyond the control of the Compensation Committee, no assurance can be given that any compensation paid by Revance will be eligible for such transition relief and be deductible by Revance in the future. Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the NEOs in a manner consistent with the goals of Revance’s executive compensation program and the best interests of our Company and its stockholders, which may include providing for compensation that is not deductible by Revance due to the deduction limit under Section 162(m). The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with Revance’s business needs.

 Risk Assessment Concerning Compensation Practices and Policies
With the assistance of the Compensation Committee’s compensation consultant and the Company’s outside counsel, the Compensation Committee annually reviews the Company’s compensation policies and practices to assess whether they encourage employees to take inappropriate risks. After reviewing and assessing the Company’s compensation philosophy, terms and practices, including the mix of fixed and variable, short and long-term incentives and overall pay, incentive plan structures, and the checks and balances built into, and oversight of, each plan and practice, the Compensation Committee determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our Company as a whole. The Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks; the mix of short-term compensation (in the form of salary and annual bonus, if any, which is based on a variety of performance factors), and long-term compensation (in the form of stock options, RSAs and PSAs) prevents undue focus on short-term results and helps align the interests of the Company’s executive officers with the interests of our stockholders. In addition, the Insider Trading Policy and prohibition against hedging and pledging in Company stock protects against short-term decision making.
Conclusion
It is the opinion of the Compensation Committee that the compensation policies and elements described above provide the necessary incentives to properly align our executive officers’ performance with the interests of our stockholders while maintaining equitable and competitive executive compensation practices that enable us to attract and retain the highest caliber of executive officers.
Report of the Compensation Committee of the Board
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
Mr. Robert Byrnes
Dr. Phyllis Gardner
Mr. Angus C. Russell
The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than the Company’s Annual Report on Form 10‑K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
The following table sets forth all of the compensation awarded to, earned by, or paid to each of the NEOs for their services rendered for the years ended December 31, 2020, 2019, and 2018.

Name and Principal Position(s)	Fiscal Year	Salary		Bonus		Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Mark J. Foley	2020	$650,000		$—		$7,794,350	$—	$328,331	$8,255	$8,780,936
President and CEO	2019	$189,764		$150,000		$11,728,370	$5,112,573	$—	$9,723	$17,190,430
Tobin C. Schilke	2020	$421,375		$—		$1,131,345	$1,273,662	$143,186	$11,531	$2,981,099
Chief Financial Officer	2019	$407,126		$25,000		$86,150	$299,781	$178,123	$11,078	$1,007,258
	2018	$64,644		$25,000		$449,280	$1,434,350	$—	$233	$1,973,507
Abhay Joshi, Ph.D.	2020	$514,608		$—		$1,405,850	$1,913,759	$213,726	$11,731	$4,059,674
Chief Operating Officer	2019	$485,479		$—		$271,373	$939,314	$204,211	$9,520	$1,909,897
	2018	$469,062		$—		$342,513	$1,192,465	$232,186	$9,210	$2,245,436
Dustin Sjuts	2020	$415,000		$—		$1,294,250	$1,306,320	$141,020	$66,242	$3,222,832
Chief Commercial Officer	2019	$378,333		$50,000		$43,075	$99,927	$183,902	$45,786	$801,023
Dwight Moxie	2020	$370,104	(5)	$125,000	(6)	$1,309,383	$2,579,240	$125,426	$10,356	$4,519,508
General Counsel and Corporate Secretary

(1)The dollar amounts in this column represent the aggregated grant date fair value of all RSAs and PSAs granted during the indicated year. These amounts have been calculated in accordance with ASC 718. For a discussion of valuation assumptions, see Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, filed on February 25, 2021. With respect to the PSAs granted during 2020, the aggregate grant date fair value is based on the then-probable outcome of the applicable performance conditions. The grant date fair value of the PSAs granted in 2020, assuming achievement of the maximum level of performance under the applicable performance conditions (and excluding the PSA Incremental Fair Value (as defined below)) would have been as follows:

Name	Grant Date Fair Value Assuming Maximum Performance
Mark J. Foley	N/A*
Tobin C. Schilke	$1,004,400
Abhay Joshi, Ph.D.	$1,116,000
Dustin Sjuts	$1,116,000
Dwight Moxie	$907,550

* Mr. Foley did not receive a PSA in 2020.
The dollar amounts in this column also include the incremental fair value, computed in accordance with ASC 718, associated with the December 2020 modification of the PSAs granted to each NEO resulting from the PSA FDA Approval Vesting Amendment (such incremental dollar amount, the “PSA Incremental Fair Value”). The table below shows the PSA Incremental Fair Value for each NEO. Mr. Foley's PSA Incremental Fair Value is substantially higher than the other NEOs because Mr. Foley's PSA was granted in October 2019 when our stock price was lower than when the other NEO PSAs were granted in 2020. The PSA FDA Approval Vesting Amendment is described above in "Compensation Discussion and Analysis—Executive Compensation Program—Equity-Based Incentive Awards."

Name	PSA Incremental Fair Value
Mark J. Foley	$3,330,350
Tobin C. Schilke	$60,188
Abhay Joshi, Ph.D.	$66,875
Dustin Sjuts	$66,875
Dwight Moxie	$15,225

(2)The dollar amounts in this column represent the aggregate grant date fair value of all option awards granted during the indicated year. These amounts have been calculated in accordance with ASC 718, using the Black-Scholes option-pricing model. For a discussion of valuation assumptions, see Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, filed on February 25, 2021. These amounts do not necessarily correspond to the actual value that may be recognized from the stock options by the NEOs.
(3)Amounts shown in this column represent cash bonus awards earned by our NEOs under our 2020 Management Bonus Plan. Such bonuses are tied to achievement against clinical, regulatory, commercial and financial goals, with payouts determined after the close of the year and primarily based on our level of achievement against those goals. Payouts occur in the first quarter following the end of the applicable year.
(4)The table below shows the components of “All Other Compensation” for each of our NEOs.

Fiscal Year 2020 All Other Compensation Table

Name	Retirement Plan Contributions (A)	Insurance Premiums (B)	Other		Total
Mark J. Foley	$5,417	$2,838	$—		$8,255
Tobin C. Schilke	$10,181	$1,350	$—		$11,531
Abhay Joshi, Ph.D.	$8,893	$2,838	$—		$11,731
Dustin Sjuts	$7,356	$660	$58,226	(C)	$66,242
Dwight Moxie	$9,490	$866	$—		$10,356

(A)    Represents Company matching contributions to the accounts of our NEOs in the Company’s 401(k) plan.
(B)    Represents life insurance policy premiums paid by the Company on behalf of our NEOs.
(C)    Represents relocation costs of $31,354.80, car allowance costs of $15,000 and gross-up reimbursement of $11,871.
(5)    Mr. Moxie commenced employment with us on February 18, 2020. Mr. Moxie's annual base salary was $425,000. The amount included in the table represents the amount of base salary Mr. Moxie received as pro-rated for the period of time he was employed with us in 2020.
(6)    Amount represents Mr. Moxie's sign-on bonus earned in 2020.

GRANTS OF PLAN-BASED AWARDS
The following table presents, for each of the NEOs, certain information regarding grants of plan-based awards made for the year ended December 31, 2020.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Award Type	Grant Date or Modification Date	Target(1)		Maximum	Target(2)	All Other Stock Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Securities Underlying Options		Exercise or Base Price Per Share of Option Awards	Total Grant Date Fair Value of Stock and Option Awards(3)
Mark J. Foley	RSA	1/23/2020	—		—	—	200,000	(4)	—		—	$4,464,000
President and CEO	Cash Bonus	—	$487,500		$585,000	—	—		—		—	—
	Modified PSA (5)	12/23/2020	—		—	215,000	—		—		—	$3,330,350
Tobin C. Schilke	PSA	1/23/2020	—		—	45,000	—		—		—	$702,878
Chief Financial Officer	RSA	1/23/2020	—		—	—	16,500	(4)	—		—	$368,280
	Option Grant	1/23/2020	—		—	—	—		97,500	(6)	$22.32	$1,273,662
	Cash Bonus	—	$189,619		$227,543	—	—		—		—	—
	Modified PSA (5)	12/23/2020	—		—	11,250	—		—		—	$60,188
Abhay Joshi, Ph.D.	PSA	1/23/2020	—		—	50,000	—		—		—	$780,975
Chief Operating Officer	RSA	1/23/2020	—		—	—	25,000	(4)	—		—	$558,000
	Option Grant	1/23/2020	—		—	—	—		146,500	(6)	$22.32	$1,913,759
	Cash Bonus	—	$283,034		$339,641	—	—		—		—	—
	Modified PSA (5)	12/23/2020	—		—	12,500	—		—		—	$66,875
Dustin Sjuts	PSA	1/23/2020	—		—	50,000	—		—		—	$780,975
Chief Commercial Officer	RSA	1/23/2020	—		—	—	20,000	(4)	—		—	$446,400
	Option Grant	1/23/2020	—		—	—			100,000	(6)	$22.32	$1,306,320
	Cash Bonus	—	$186,750		$224,100	—	—		—		—	—
	Modified PSA (5)	12/23/2020	—		—	12,500	—		—		—	$66,875
Dwight Moxie	PSA	2/18/2020	—		—	35,000	—		—		—	$645,908
General Counsel and Corporate Secretary	RSA	2/18/2020	—		—	—	25,000	(4)	—		—	$648,250
	Option Grant	2/18/2020	—		—	—	—		170,000	(7)	$25.93	$2,579,240
	Cash Bonus	—	$165,603	(8)	$198,724	—	—		—		—	—
	Modified PSA (5)	12/23/2020	—		—	8,750	—		—		—	$15,225

(1)This column sets forth the target cash bonus amount for each NEO for the year ended December 31, 2020 under the 2020 Management Bonus Plan. There is no threshold bonus amounts for each individual NEO established under the 2020 Management Bonus Plan. Target bonuses were set as a percentage of each NEO’s base salary earned for the year ended December 31, 2020. The maximum total bonus available to be paid to each NEO under the 2020 Management Bonus Plan, upon maximum performance achievement, was 120% of each NEO’s target bonus. The dollar value of the actual bonus award earned for the year ended December 31, 2020 for each NEO is set forth in the “Summary Compensation Table.” As such, the amounts set forth in this column do not represent either additional or actual compensation earned by the NEOs for the year ended December 31, 2020.
(2)Represents the target and maximum number of shares that may be earned pursuant to PSAs granted to certain of our NEOs in 2020. The PSAs will vest as follows, subject to the NEO providing continued service to us through each vesting date: (i) 25% of the PSA will vest upon the earlier of the following, as confirmed by the Board or Compensation Committee on or before June 30, 2022: (a) the FDA approves the Company’s BLA for DaxibotulinumtoxinA for Injection for the treatment of glabellar lines, subject to certain conditions; or (b) upon a change in control (as defined in the Equity Plan); (ii) 35% of the PSA will vest upon the earlier of the following, as confirmed by the Board or Compensation Committee on or before October 13, 2029: (a) the date that the closing share price of our common stock is at least $25 per share and remains at or above $25 per share during any 90 consecutive trading-day period on a VWAP basis; or (b) upon a change in control (as defined in the Equity Plan) in which the purchase price of our common stock is at or above $25 per share; and (iii) 40% of the PSA will vest upon the earlier of the following, as confirmed by the Board or Compensation Committee on or before October 13, 2029: (a) the date that the closing share price of our common stock is at least $40 per share and remains at or above $40 per share during any 90 consecutive trading-day period on a VWAP basis; or (b) upon a change in control (as defined in the Equity Plan) in which the purchase price of our common stock is at or above $40 per share.
(3)Amounts shown in this column do not reflect compensation actually received or amounts that may be realized in the future by the NEOs. The amounts shown in this column reflect the aggregate grant date fair value for the Stock Options, RSAs and/or PSAs granted to our NEOs in 2020 as computed in accordance with ASC 718, and for the PSAs modified in 2020, the PSA Incremental Fair Value as described in Summary Compensation Table – footnote (1) above. For a discussion of valuation assumptions, see Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, filed on February 25, 2021. For additional detail on the grant date fair value of the PSAs granted in 2020, assuming achievement of the maximum level of performance under the applicable performance conditions, see "Summary Compensation Table – footnote (1)" above.
(4)Mr. Foley's RSAs vest over a three-year period, with one-third of the shares vesting each year, beginning on October 13, 2020, subject to Mr. Foley providing continued service to us through each vesting date. Mr. Schilke's, Mr. Sjuts' and Dr. Joshi's RSAs vest over a three-year period, with one-third of the shares vesting each year, beginning on February 15, 2021, subject to the NEO providing continued service to us through each vesting date. Mr. Moxie's RSAs vest over a three-year period, with one-third of the shares vesting each year, beginning on March 15, 2021, subject to Mr. Moxie providing continued service to us through each vesting date.
(5)Represents the PSA Incremental Fair Value associated with the modification in December 2020 to Mr. Foley's PSA granted in 2019 and to each of the other NEOs' PSAs granted in 2020. For additional detail on (i) the PSA Incremental Fair Value associated with each PSA granted in 2020 and (ii) the grant date fair value of the PSAs granted in 2020, assuming achievement of the maximum level of performance under the applicable performance conditions, see "Summary Compensation Table – footnote (1)" above.
(6)The shares subject to the Stock Option vest over a four-year period, with one-forty-eighth of the shares vesting each month, commencing on January 23, 2020, subject to the NEO providing continued service to us through each vesting date.
(7)The shares subject to the stock option vest over a four-year period, with 25% vesting on one-year-anniversary from the grant date, and the balance vesting each month over the remaining three-year period, subject to the NEO providing continued service to us through each vesting date.
(8)Represents Mr. Moxie’s pro-rated target bonus for the period of time he was employed with us in 2020. See "Summary Compensation Table – footnote (5)" above for additional information.

OUTSTANDING EQUITY AWARDS
The following table provides information regarding outstanding equity awards held by each of our NEOs as of December 31, 2020.

	Option Awards						Stock Awards
	Grant Date		Number of Shares of Common Stock Underlying Unexercised Stock Options Exercisable Shares (#)	Number of Shares of Common Stock Underlying Unexercised Stock Options Unexercisable Shares (#)	Option Exercise Price per Share	Option Expiration Date	Number of Shares That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($)
Mark J. Foley	9/5/2017		12,000	—	$24.55	9/4/2027	—	—	—	$—
President and CEO	5/10/2018		6,000	—	$29.15	5/9/2028	—	—	—	$—
	5/9/2019		9,000	—	$12.82	5/8/2029	—	—	—	$—
	10/13/2019	(1)	215,833	524,167	$12.18	10/12/2029	—	—	—	$—
	10/13/2019	(2)	—	—	$—	—	—	—	559,000	$15,842,060
	10/13/2019	(3)	—	—	$—	—	133,334	$3,778,686	—	$—
	1/23/2020	(3)	—	—	$—	—	133,334	$3,778,686	—	$—
Tobin C. Schilke	11/5/2018	(1)	52,083	47,917	$24.96	11/4/2028	—	—	—	$—
Chief Financial Officer	1/24/2019	(4)	14,375	15,625	$17.23	1/23/2029	—	—	—	$—
	1/23/2020	(4)	22,343	75,157	$22.32	1/22/2030	—	—	—	$—
	1/23/2020	(2)	—	—	$—	—	—	—	29,250	$828,945
	11/5/2018	(5)	—	—	$—	—	9,000	$255,060	—	$—
	1/24/2019	(3)	—	—	$—	—	3,334	$94,486	—	$—
	1/23/2020	(3)	—	—	$—	—	16,500	$467,610	—	$—
Abhay Joshi, Ph.D.	12/14/2015		206,250	—	$36.32	12/13/2025	—	—	—	$—
Chief Operating Officer	1/26/2017	(4)	77,354	1,646	$19.70	1/25/2027	—	—	—	$—
	2/8/2018	(4)	49,938	20,562	$29.15	2/7/2028	—	—	—	$—
	1/24/2019	(4)	45,041	48,959	$17.23	1/23/2029	—	—	—	$—
	1/23/2020	(4)	33,572	112,928	$22.32	1/22/2030	—	—	—	$—
	1/23/2020	(2)	—	—	$—	—	—	—	32,500	$921,050
	2/8/2018	(3)	—	—	$—	—	3,917	$111,008	—	$—
	1/24/2019	(3)	—	—	$—	—	10,500	$297,570	—	$—

	1/23/2020	(3)	—	—	$—	—	25,000	$708,500	—	$—
Dustin Sjuts	3/1/2018	(1)	19,251	8,749	$29.85	2/28/2028	—	—	—	$—
Chief Commercial Officer	11/5/2018	(4)	15,625	14,375	$24.96	11/4/2028	—	—	—	$—
	1/24/2019	(4)	4,790	5,210	$17.23	1/23/2029	—	—	—	$—
	1/23/2020	(4)	22,916	77,084	$22.32	1/22/2030	—	—	—	$—
	1/23/2020	(2)	—	—	$—	—	—	—	32,500	$921,050
	3/1/2018	(5)	—	—	$—	—	2,500	$70,850	—	$—
	11/5/2018	(3)	—	—	$—	—	1,667	$47,243	—	$—
	1/24/2019	(3)	—	—	$—	—	1,667	$47,243	—	$—
	1/23/2020	(3)	—	—	$—	—	20,000	$566,800	—	$—
Dwight Moxie	2/18/2020	(1)	—	170,000	$25.93	2/17/2030	—	—	—	$—
General Counsel and Corporate Secretary	2/18/2020	(2)	—	—	$—	—	—	—	22,750	$644,735
	02/18/2020[4]	(3)	—	—	$—	—	25,000	$708,500	—	$—

(1)The shares subject to the stock option vest over a four-year period, with 25% vesting on the one-year-anniversary from the grant date, and the balance vesting each month over the remaining three-year period, subject to the NEO providing continued service to us through each vesting date.
(2)The PSAs will vest as follows, subject to the NEO providing continued service to us through each vesting date: (i) 38.5% of the PSA will vest upon the earlier of the following, as confirmed by the Board or Compensation Committee on or before June 30, 2022: (a) the FDA approves the BLA for DaxibotulinumtoxinA for Injection for the treatment of glabellar lines, subject to certain conditions; or (b) upon a change in control (as defined in the Equity Plan) and (ii) 61.5% of the PSA will vest upon the earlier of the following, as confirmed by the Board or Compensation Committee on or before October 13, 2029: (a) the date that the closing share price of our common stock stock is at least $40 per share and remains at or above $40 per share during any 90 consecutive trading-day period on a VWAP basis; or (b) upon a change in control (as defined in the Equity Plan) in which the purchase price of our common stock is at or above $40 per share.
(3)The shares subject to the RSA vest over a three-year period, with one-third of the shares vesting each year, subject to the NEO providing continued service to us through each vesting date.
(4)The shares subject to the stock option vest over a four-year period, with one-forty-eighth of the shares vesting each month, subject to the NEO providing continued service to us through each vesting date.
(5)The shares subject to the RSA vest over a four-year period, with one-fourth of the shares vesting each year, subject to the NEO providing continued service to us through each vesting date.

OPTION EXERCISES AND STOCK VESTED
The following table includes certain information with respect to stock options exercised and RSAs and PSAs that vested during the year ended December 31, 2020.

	Options Awards		Stock Awards
Name	Number of Shares of Common Stock Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares of Common Stock Acquired on Vesting	Value Realized on Vesting(1)
Mark J. Foley	—	$—	438,832	$11,340,175
Tobin C. Schilke	—	$—	21,916	$558,530
Abhay Joshi, Ph.D.	—	$—	43,034	$1,018,942
Dustin Sjuts	—	$—	21,250	$524,142
Dwight Moxie	—	$—	12,250	$307,965

(1)    Amount reflects the product of the fair market value of our common stock on the applicable vesting date multiplied by the number of shares subject to RSAs and/or PSAs that vested and does not necessarily reflect proceeds actually received by the NEOs.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
Severance Benefit Plan
Each of our NEOs are participants under our Severance Benefit Plan, which provides severance benefits in the event of certain qualifying terminations of employment, subject to the executive’s execution of a waiver and release of claims in favor of the Company and the existence of a proprietary information and inventions agreement between the executive and the Company.
Under our Severance Benefit Plan, upon an involuntary termination of a participant other than for “cause” (as defined in the Severance Benefit Plan), and where such termination is not in connection with or within 12 months following a change in control, the benefits provided under the Severance Benefit Plan consist of: (i) monthly cash payments (A) in an amount equal to 18 times the officer’s monthly base salary, in the case of our CEO, and (B) in an amount equal to nine times the officer’s monthly base salary, in the case of our other NEOs; and (ii) payment by the Company of COBRA premiums for the participant and his eligible dependents for a period of up to 18 months in the case of our CEO, and up to nine months in the case of the other NEOs.
In connection with or for a period of 12 months following a change in control, if we involuntarily terminate a participant for any reason other than cause, or the participant resigns for “Good Reason” (as defined in the Severance Benefit Plan), then the benefits provided by the Severance Benefit Plan will consist of: (i) a lump sum payment equal to the sum of the participant’s monthly base salary and monthly annual target bonus, multiplied by 24 in the case of our CEO, and by 12 in the case of the other NEOs; (ii) payment of COBRA premiums for the NEO and his or her eligible dependents for a period of up to 24 months in the case of our CEO, and up to 12 months in the case of the other NEOs; and (iii) accelerated vesting of all unvested stock options and other stock awards then held by the NEO.
Under the Severance Benefit Plan, a “change of control” is defined the same way it is under our Equity Plan. If any of the benefits provided under the Severance Benefit Plan would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), such that the payments would become subject to the excise tax imposed by Section 4999 of the Code, then the payments will either be paid in full to the participant, or reduced so that no portion of such benefits will be subject to the excise tax, whichever provides the greater after-tax benefit to the participant.
A NEO’s right to receive payment of benefits under the plan will immediately terminate if, at any time prior to or during the period the NEO is receiving such benefits, the NEO (i) willfully breaches a material provision of the executive’s proprietary information and inventions agreement with the Company or any obligations of confidentiality, non-solicitation, non-disparagement, no conflicts or non-competition set forth in any other agreement between the executive and the Company, (ii) encourages or solicits any of our then-current employees to leave our employ for any reason or otherwise interferes in our employment relationships with our then-current employees or (iii) interferes in any of our existing business relationships, in each case of (i), (ii) or (iii) without the prior written approval of the Company.
The Severance Benefit Plan provides for “double trigger” vesting, such that 100% of the shares subject to outstanding stock awards vest upon a termination without Cause (as defined in the Severance Benefit Plan) or a resignation for Good Reason (as defined in the Severance Benefit Plan) within twelve months following a change in control.
Equity Awards
Our time-vesting equity award agreements provide for acceleration of vesting in the event of a change in control, if and to the extent that the acquiring company refuses to continue, assume or substitute such awards.
In addition to the Severance Benefit Plan, the NEO’s PSAs granted in 2019 for Mr. Foley and 2020 for all other NEOs provides for full vesting acceleration in the event of the change in control as follows: (1) 38.5% of the shares will vest upon a change in control that occurs on or before June 30, 2022 and (2) 61.5% of the shares will vest upon a change in control that occurs on or before October 13, 2029 in which the purchase price of our common stock is at or above $40 per share, with all per share prices to be adjusted for any stock splits, recapitalizations and the like.

Potential Payments Upon Termination or Change-in-Control
The following table shows the potential payments upon termination of employment or a change in control for the NEOs. Except as otherwise indicated below, the table assumes that the triggering event took place on December 31, 2020.

Name	Benefit	Involuntary Termination Without Cause or Resignation for Good Reason in Connection with a Change of Control ($)	Involuntary Termination Without Cause Not in Connection with a Change in Control ($)	Certain Change of Control Transactions without Termination ($)(1)
Mark J. Foley	Severance Payments	$2,275,000	$975,000	$—
President and CEO	Vesting Acceleration (2)	$22,121,010	$—	$22,121,010
	COBRA Payments	$49,701	$24,850	$—
	Benefit Total	$24,445,711	$999,850	$22,121,010

Tobin C. Schilke	Severance Payments	$610,994	$316,031	$—
Chief Financial Officer	Vesting Acceleration (2)	$1,923,979	$—	$1,923,979
	COBRA Payments	$15,260	$11,445	$—
	Benefit Total	$2,550,233	$327,476	$1,923,979

Abhay Joshi, Ph.D.	Severance Payments	$797,642	$385,956	$—
Chief Operating Officer	Vesting Acceleration (2)	$2,709,310	$—	$2,709,310
	COBRA Payments	$24,850	$18,638	$—
	Benefit Total	$3,531,802	$404,594	$2,709,310

Dustin Sjuts	Severance Payments	$601,750	$311,250	$—
Chief Commercial Officer	Vesting Acceleration (2)	$1,656,902	$—	$1,656,902
	COBRA Payments	$8,003	$6,002	$—
	Benefit Total	$2,266,655	$317,252	$1,656,902

Dwight Moxie	Severance Payments	$616,250	$318,750	$—
General Counsel and Corporate Secretary	Vesting Acceleration (2)	$1,366,175	$—	$1,366,175
	COBRA Payments	$31,456	$23,592	$—
	Benefit Total	$2,013,881	$342,342	$1,366,175

(1)In the event of a change of control, if our successor does not agree to assume the existing equity plans or to substitute an equivalent awards or right for the stock options or RSAs, then the vesting of the unvested stock options and RSAs shall accelerate in full, effective immediately prior to a change of control.
(2)Assumes that the triggering event occurred on December 31, 2020, when the closing sale price per share of our common stock was $28.34. The amount of the vesting acceleration is determined by: (i) aggregating for all accelerated stock options, the amount equal to the excess, if any, of $28.34 over the relevant exercise price of the stock option, multiplied by the number of shares underlying unvested stock options at such exercise price as of December 31, 2020; and (ii) aggregating for all accelerated RSAs and PSAs, the amount equal to $28.34 multiplied by the number of shares underlying the unvested RSAs and PSAs that are accelerated pursuant to the terms of the relevant award. There can be no assurance that a similar triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at a time when our closing sale price is different.

CEO PAY RATIO
Set forth below is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our CEO, to the median of the annual total compensation of our other employees for 2020.
The annual total compensation for 2020 for our CEO, Mr. Foley, was $8,780,936, as reported in the Summary Compensation Table. The annual total compensation for 2020 for our median employee, identified as discussed below, was $254,090, calculated in accordance with the rules applicable to the Summary Compensation Table. Based on this information, for 2020, the ratio of the annual total compensation of Mr. Foley, our CEO, to the median of the annual total compensation of our other employees was approximately 35 to 1.
To identify our 2020 median employee from our employee population, we calculated the annual target amount of each employee’s (other than Mr. Foley) 2020 base salary (using a reasonable estimate of the hours worked and no overtime for hourly employees) and bonus or commission, as applicable, plus the aggregate grant date fair value of equity awards granted in 2020 as our compensation measure that we consistently applied to all employees. For purposes of base salaries, bonuses and commissions, we used an estimate based on the rates in effect on October 13, 2020. In making this determination, we annualized the base salaries, bonuses and commissions of permanent employees who were newly hired or on unpaid leaves of absence during 2020 and thus employed by us for less than the entire calendar year. Since the originally identified median employee was a new hire during 2020 with anomalous compensation characteristics, we selected as our median employee a continuing employee whose 2020 compensation was substantially similar to that of the original median employee.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of February 28, 2021 by: (i) each director; (ii) each NEO; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock issuable under options that are exercisable within 60 days after February 28, 2021 are deemed beneficially owned and such shares are used in computing the percentage ownership of the person holding the options but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. This table is based upon information supplied by officers, directors and principal shareholders and Schedule 13Gs filed with the SEC. The percentage of beneficial ownership is based on 71,413,413 shares of our common stock outstanding as of February 28, 2021.
The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares.
Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and dispositive power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws. Unless otherwise indicated below, the address of each beneficial owner listed in the table below is c/o Revance Therapeutics, Inc., 1222 Demonbreun Street, Suite 1001, Nashville, Tennessee 37203.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares		Percentage of Total
Named Executive Officers, Directors, and Nominees:
Mark J. Foley	1,188,761	(1)	1.7%
Tobin Schilke	178,226	(2)	*
Abhay Joshi, Ph.D.	571,144	(3)	*
Dwight Moxie	103,401	(4)	*
Aubrey Rankin	644,091	(5)	*
Dustin Sjuts	174,973	(6)	*
Jill Beraud	33,000	(7)	*
Robert Byrnes	98,498	(8)	*
Julian S. Gangolli	55,500	(9)	*
Phyllis Gardner, M.D.	61,500	(10)	*
Carey O'Connor Kolaja	—	(11)	—
Chris Nolet	33,000	(12)	*
Angus C. Russell	71,500	(13)	*
Philip J. Vickers, Ph.D.	74,650	(14)	*
Olivia C. Ware	—	(15)	—
Directors and officers as a group (total of 15 persons)	3,288,244	(16)	4.5%
Greater than 5% Stockholders:
Entitites affiliated with GIC Private Limited	3,830,951	(17)	5.4%
Entities affiliated with JPMorgan Chase & Co.	4,067,042	(18)	5.7%
Entities affiliated with BlackRock, Inc.	5,012,352	(19)	7.0%
*    Represents beneficial ownership of less than 1% of the outstanding common stock
(1)Consists of (i) 810,279 shares of common stock and 307,569 shares of common stock underlying options that are exercisable within 60 days of February 28, 2021 and (ii) 70,913 shares of common stock held by the Mark J Foley Living Trust. Mr. Foley is a Trustee of the Mark J Foley Living Trust. Excludes 681,143 shares underlying PSAs held by Mr. Foley.
(2)Consists of 68,762 shares of common stock and 109,464 shares of common stock underlying options that are exercisable within 60 days of February 28, 2021. Excludes 51,870 shares underlying PSAs held by Mr. Schilke.

(3)Consists of 129,722 shares of common stock and 441,422 shares of common stock underlying options that are exercisable within 60 days of February 28, 2021. Excludes 55,120 shares underlying PSAs held by Mr. Joshi.
(4)Consists of 52,360 shares of common stock and 51,041 shares of common stock underlying options that are exercisable within 60 days of February 28, 2021. Excludes 42,096 shares underlying PSAs held by Mr. Moxie.
(5)Consists of (i) 618,944 shares of common stock and 25,147 shares of common stock underlying options that are exercisable within 60 days of February 28, 2021 and (ii) 158,977 shares of common stock held by The Rankin Irrevocable Trust. Excludes 11,905 shares underlying PSAs held by Mr. Rankin.
(6)Consists of 65,509 shares of common stock and 109,464 shares of common stock underlying options that are exercisable within 60 days of February 28, 2021. Excludes 55,120 shares underlying PSAs held by Mr. Sjuts.
(7)Consists of 15,000 shares of common stock and 18,000 shares of common stock underlying options that are exercisable within 60 days of February 28, 2021.
(8)Consists of (i) 16,500 shares of common stock and 68,333 shares of common stock underlying options that are exercisable within 60 days of February 28, 2021, and (ii) 13,665 shares of common stock held by the Byrnes Family Trust. Mr. Byrnes is a Trustee of the Byrnes Family Trust.
(9)Consists of 16,500 shares of common stock and 39,000 shares of common stock underlying options that are exercisable within 60 days of February 28, 2021.
(10)Consists of 16,500 shares of common stock and 45,000 shares of common stock underlying options that are exercisable within 60 days of February 28, 2021.
(11)Ms. Kolaja was appointed to the Board effective March 1, 2021.
(12)Consists of 15,000 shares of common stock and 18,000 shares of common stock underlying options that are exercisable within 60 days of February 28, 2021.
(13)Consists of 16,500 shares of common stock and 55,000 shares of common stock underlying options that are exercisable within 60 days of February 28, 2021.
(14)Consists of 19,650 shares of common stock and 55,000 shares of common stock underlying options that are exercisable within 60 days of February 28, 2021.
(15)Ms. Ware was appointed to the Board effective March 6, 2021.
(16)Includes shares beneficially owned by all current executive officers and directors of the Company. Consists of 1,945,804 shares of common stock and 1,342,440 shares of common stock underlying options that are exercisable within 60 days of February 28, 2021.
(17)The indicated ownership is based on a Schedule 13G filed with the SEC by the reporting persons on February 12, 2021, reporting beneficial ownership as of December 31, 2020. According to the Schedule 13G, the reporting persons beneficially own a total of 3,830,951 shares of common stock held by GIC Private Limited ("GIC") and its clients, the Government of Singapore ("GoS") and the Monetary Authority of Singapore ("MAS"). Under the investment management agreement with GoS, GIC has been given the sole discretion to exercise the voting rights attached to, and the disposition of, any shares managed on behalf of GoS. As such, GIC has the sole power to vote and power to dispose of the 3,598,002 securities beneficially owned by it. GIC shares power to vote and dispose of 232,949 securities beneficially owned by it with MAS. The address for GIC Private Limited is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912.
(18)The indicated ownership is based on a Schedule 13G filed with the SEC by the reporting persons on January 29, 2021, reporting beneficial ownership as of December 31, 2020. According to the Schedule 13G, the reporting persons beneficially own a total of 4,067,042 shares of common stock held by JPMorgan Chase & Co. and its wholly owned subsidiaries JPMorgan Chase Bank, National Association, J.P. Morgan Investment Management Inc., J.P. Morgan Asset Management (UK) Limited, and J.P. Morgan Securities LLC. The address for each of the foregoing persons and entities is 383 Madison Avenue, New York, NY 10179.

(19)The indicated ownership is based on a Schedule 13G filed with the SEC by the reporting persons on February 5, 2021, reporting beneficial ownership as of December 31, 2020. According to the Schedule 13G, the reporting persons beneficially own a total of 5,012,352 shares of common stock held by BlackRock, Inc. and its subsidiaries BlackRock Advisors, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock (Netherlands) B.V., BlackRock Financial Management Inc., BlackRock Asset Management Schweiz AG, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management, LLC, BlackRock Life Limited, BlackRock Investment Management (Australia) Limited, and BlackRock Fund Managers Ltd. The address for each of the foregoing persons and entities is 55 East 52nd Street, New York, NY 10055.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information with respect to our equity compensation plans in effect as of December 31, 2020.

Plan Category		Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)(1)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:	(2)	4,643,213		$19.76	2,075,801	(3)
Equity compensation plans not approved by security holders:		1,073,531	(4)	$14.19	501,488	(5)
Total		5,716,744		$18.72	967,489
(1)The weighted average exercise price excludes RSAs, which have no exercise price.
(2)Includes securities issuable under the 2002 Equity Incentive Plan, the 2012 Equity Incentive Plan, the 2014 Equity Incentive Plan (the "2014 Plan") and the 2014 ESPP.
(3)Includes (i) 466,001 shares of common stock available for issuance under our 2014 Plan and (ii) 1,609,800 shares of common stock available for issuance under our 2014 ESPP. The number of shares of our common stock reserved for issuance under the 2014 Plan automatically increases on January 1 of each year, starting on January 1, 2015 and continuing through January 1, 2024, by 4% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, or such lesser number of shares of common stock as determined by our Board. The maximum number of shares that may be issued pursuant to the exercise of incentive stock options under the 2014 Plan is 2,000,000 shares. The number of shares of our common stock reserved under the 2014 ESPP for issuance automatically increases on January 1st each year, starting January 1, 2015 and continuing through January 1, 2024, in an amount equal to the lower of (i) 1% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, and (ii) 300,000 shares of common stock, or such lesser number of shares of common stock as determined by our Board. If a purchase right granted under our 2014 ESPP terminates without having been exercised, the shares of our common stock not purchased under such purchase right will be available for issuance under our 2014 ESPP.
(4)Includes 488,666 securities issuable pursuant to outstanding stock options under the 2014 inducement plan adopted exclusively for grants of awards to individuals that were not previously our employees or directors, as an inducement material to the individual’s entry into employment with us within the meaning of Rule 5635(c)(4) of the Nasdaq Listing Rules (the "2014 Inducement Plan"). The terms and conditions of the 2014 Inducement Plan and the equity awards to be granted thereunder are substantially similar to the 2014 Plan. Includes 584,865 securities issuable pursuant to outstanding stock options (with a weighted-average exercise price of $2.32 under the Hint, Inc. 2017 Equity Incentive Plan (the "Hint Plan") and assumed by the Company pursuant to the HintMD Acquisition (as defined below), which awards if cancelled, will not be reissued.
(5)Includes 501,488 shares of common stock available for issuance under our 2014 Inducement Plan.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our Company.
To the best of our knowledge, based solely on a review of the copies of such reports filed with the SEC and written representations that no other reports were required, during the fiscal year ended December 31, 2020, all of our officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements applicable to them, except for the following forms, which were inadvertently filed late: a Form 4 for Mr. Foley was filed on October 15, 2020 for a July 23, 2020 transaction and a Form 4 for each of Mr. Schilke and Mr. Sjuts was filed on December 22, 2020 for a December 15, 2020 transaction.
TRANSACTIONS WITH RELATED PERSONS
Related-Person Transactions Policy and Procedures
All transactions between us and our officers, directors, principal stockholders and their affiliates are subject to approval by the Audit Committee, or a similar committee consisting of entirely independent directors, according to the terms of our Related-Person Transactions Policy and Code of Conduct. For purposes of our Related-Person Transactions Policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are, were or will be participants involving an amount that exceeds $100,000. Transactions involving compensation for services provided to the Company as an employee, consultant or director are not considered related-person transactions under the policy. A transaction, arrangement or relationship in which a related person’s participation is solely due to their position as a director of an entity that is participating in such transaction, arrangement or relationship is not considered a related-person transaction under the policy. A “related person” is any executive officer, director, director nominee or more than five percent stockholder of our Company, including any of their immediate family members, and any entity owned or controlled by such persons.
Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether any alternative transactions were available. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to our Company, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of our Company and our stockholders, as the Audit Committee determines in the good faith exercise of its discretion.
Certain Related-Person Transactions
Except for the following in connection with the HintMD Acquisition, there have been no transactions since January 1, 2020 in which (i) Revance has been a participant, (ii) the amount involved exceeded or will exceed $120,000, and (iii) any of Revance’s directors, executive officers or holders of more than five percent of Revance’s capital stock, or any member of their immediate family or person sharing their household, had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Compensation.”

On July 23, 2020, we completed the acquisition of all of the issued and outstanding shares of HintMD (the “HintMD Acquisition”) for a total purchase consideration of $189.6 million, pursuant to the Agreement and Plan of Merger, dated as of May 18, 2020, (the “HintMD Merger Agreement”), by and among Revance, Heart Merger Sub, Inc., a Delaware corporation and our direct wholly-owned subsidiary, HintMD, and Fortis Advisors, LLC, a Delaware limited liability company, as the security holder’s representative. Mr. Foley, our President and CEO and a member of the Board, previously served on the HintMD board of directors and was the Chairman of the HintMD board of directors from October 2017 until May 2020. In addition, prior to the consummation of the Hint Acquisition, Mr. Foley beneficially owned approximately 5.0% of HintMD’s capital stock. The shares of HintMD capital stock beneficially owned by Mr. Foley prior to the consummation of the HintMD Acquisition were automatically cancelled and converted into the right to receive 315,352 shares of Revance common stock in accordance with the terms of the HintMD Merger Agreement.
Indemnification Agreements. We have entered, or will enter, into an indemnification agreement with each of our directors and executive officers which provides, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Revance stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify the Company or your broker. Direct your written request to Investor Relations, Revance Therapeutics, Inc., 7555 Gateway Blvd., Newark, CA 94560 or contact Investor Relations at (626) 589-1007. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

LEGAL MATTERS
Forward-Looking Statements
This proxy statement contains forward-looking statements within the meaning of Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts contained herein are forward-looking statements. The words “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” and similar expressions that convey uncertainty of future events or outcomes are intended to identify forward-looking statements. In addition, any statements that refer to our financial outlook or projected performance; projected processing volume; our environmental, social, and governance initiatives; our anticipated growth; trends in markets relevant to our business; future products; our expected cash runway; our future responses to and the effects of the COVID-19 pandemic; ability to obtain, and the timing relating to, regulatory submissions and approvals with respect to our drug product candidates, including with respect to the anticipated approval of DaxibotulinumtoxinA for Injection for the treatment of glabellar lines; development of an “onabotulinumtoxinA biosimilar”, which would compete in the existing short-acting neuromodulator marketplace; various purposes for which additional shares of our common stock may be used; statements about our business strategy, timeline and other goals and market for our anticipated products, plans and prospects, including our commercialization plans; and potential benefits of our drug product candidates and our technologies are forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of known and unknown risks, uncertainties and assumptions, including risks described in the section titled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 25, 2021. Given these risks and uncertainties, you should not rely upon forward-looking statements as predictions of future events. These forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason to conform these statements to actual results or to changes in our expectations. You should read this proxy statement with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

Website References
Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated herein by reference and does not constitute a part of this proxy statement.
OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board
Tobin C. Schilke
Chief Financial Officer
March____, 2021
A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 25, 2021, is available without charge upon written request to: Secretary, Revance Therapeutics, Inc., 7555 Gateway Blvd., Newark, CA 94560.

ANNEX A
CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
REVANCE THERAPEUTICS, INC.
The undersigned, Mark J. Foley, hereby certifies that:
One: The original name of this company is Essentia Biosystems, Inc. and the date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was August 10, 1999.
TWO: He is the duly elected and acting President and Chief Executive Officer of Revance Therapeutics, Inc., a Delaware corporation (the “Corporation”).
THREE: The amendment of the Amended and Restated Certificate of Incorporation of the Corporation herein certified was duly adopted by this Corporation’s Board of Directors in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.
FOUR: Article IV, Paragraph A. of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:
“A. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is one hundred ninety-five million (195,000,000) shares. One hundred ninety million (190,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). Five million (5,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001).”
FIVE: Pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
In Witness Whereof, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer on this ___ day of _________, 2021.

Revance Therapeutics, Inc.

By:
Mark J. Foley
President and Chief Executive Officer

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/RVNC2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D38012-P48617

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

REVANCE THERAPEUTICS, INC.

The Board of Directors recommends you vote FOR the following proposals:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Angus C. Russell
02) Julian S. Gangolli
03) Olivia C. Ware

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D38013-P48617

revance®

REVANCE THERAPEUTICS, INC.
Annual Meeting of Stockholders
May 5, 2021 10:00 AM CT
This proxy is solicited by the Board of Directors

The Stockholder(s) hereby appoint(s) Mark J. Foley, President, Chief Executive Officer and Director, and Dwight Moxie, Senior Vice President, General Counsel and Corporate Secretary, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of REVANCE THERAPEUTICS, INC. that the Stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually via live audio-only webcast at 10:00 AM CT on May 5, 2021, at www.virtualshareholdermeeting.com/RVNC2021, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2, 3 AND 4.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side